Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT
by and between
TYCO ELECTRONICS GROUP S.A.
and
PREFORMED LINE PRODUCTS COMPANY
DATED OCTOBER 22, 2009

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Page
Section 10.12 Headings	75
Section 10.13 No Strict Construction	75
Section 10.14 Severability	75
Section 10.15 Specific Performance	75
Section 10.16 Inventory	2
Section 10.17 Inventory Reserves	3
EXHIBITS

Exhibit A	Summary of Significant Accounting Principles
Exhibit B	Form of Transition Services Agreement

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STOCK AND ASSET PURCHASE AGREEMENT
          This Stock and Asset Purchase Agreement (this “Agreement”) is made and entered into this 22nd day of October, 2009 between Tyco Electronics Group S.A., a company organized under the laws of Luxembourg (“Seller”), and Preformed Line Products Company, an Ohio corporation (“Purchaser”). Seller and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
          WHEREAS, Seller, through certain of its Subsidiaries, is engaged in the Business;
          WHEREAS, Seller is the direct or indirect owner of controlling stock or limited liability company interests in the Equity Selling Entities as set forth in Schedule 1.1(b) of the Seller Disclosure Letter and of controlling stock or limited liability company interests in the Asset Selling Entities as set forth in Schedule 1.1(a) of the Seller Disclosure Letter;
          WHEREAS, the Equity Selling Entities are the record, registered and beneficial owners of the issued and outstanding shares of capital stock or limited liability company interests (collectively, the “Equity Interests”) of the Conveyed Companies, as set forth in Schedule 3.3(b) of the Seller Disclosure Letter;
          WHEREAS, the Asset Selling Entities own, license or lease the Purchased Assets; and
          WHEREAS, the Parties desire that, at the Closing, (i) Seller shall cause the Equity Selling Entities to sell and transfer to Purchaser, and Purchaser shall purchase from the Equity Selling Entities, all of the Equity Interests of the Conveyed Companies owned by such Equity Selling Entities, and (ii) Seller shall cause the Asset Selling Entities to sell and transfer to Purchaser, and Purchaser shall purchase from the Asset Selling Entities, all of the Purchased Assets and assume all of the Assumed Liabilities, upon the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
          “2009 Fiscal Year” means Seller’s fiscal year ending September 25, 2009.

          “Accountant” shall mean KPMG LLP.
          “Accounts Receivable” shall have the meaning set forth in Exhibit A.
          “Action” shall mean any action, complaint, claim, petition, litigation, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Authority relating to this Agreement or the transactions contemplated hereby.
          “Actual Value” shall have the meaning set forth in Section 2.8(b)(iii).
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Aggregate Purchase Price” shall have the meaning set forth in Section 2.7.
          “Agreed Claims” shall have the meaning set forth in Section 8.6(c).
          “Agreement” shall have the meaning set forth in the preamble.
          “Allocation” shall have the meaning set forth in Section 2.9(a).
          “Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Authority having jurisdiction pursuant to applicable Antitrust Laws with respect to the transactions contemplated hereby.
          “Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other national, state, local or foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          “Applicable Employee” means the individual identified on Schedule 5.22 of the Seller Disclosure Letter.
          “Arbiter” shall have the meaning set forth in Section 2.9(b).
          “Asset Closing Payment” shall have the meaning set forth in Section 2.7(b).
          “Asset Selling Entity” shall mean each entity listed as such on Schedule 1.1(a) of the Seller Disclosure Letter, and all such entities shall be referred to collectively as the “Asset Selling Entities.”

          “Asset Selling Entity Business Employee” shall have the meaning set forth in the definition of “Business Employee” in this Section 1.1.
          “Assumed Contracts” shall have the meaning set forth in Section 2.2(c).
          “Assumed Intercompany Payables” shall mean the intercompany payables due and owing among Conveyed Companies and Asset Selling Entities and any of their respective Affiliates for goods and services bought and sold.
          “Assumed Intercompany Receivables” shall mean the intercompany receivables due and owing among Conveyed Companies and Asset Selling Entities and any of their respective Affiliates for goods and services bought and sold.
          “Assumed Liabilities” shall have the meaning set forth in Section 2.4.
          “Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other bonus, stock option, equity, severance, employment, change-in-control, fringe benefit, deferred compensation, perquisite or incentive plan, agreement, program or policy, whether written or unwritten, contributed to or maintained by an Asset Selling Entity, a Conveyed Company or any Affiliate of either for the benefit of any Business Employee.
          “Business” shall mean the operation as of the date hereof of Seller’s Dulmison business which designs, manufactures and distributes medium-voltage and high-voltage overhead line fittings, including vibration dampening and control products and heliformed products for use by electrical utilities and communication and cable infrastructure providers. For the avoidance of doubt, the Tyco Core Businesses, and any portion thereof, are not included in the Business.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.
          “Business Employee” shall mean (i) each individual listed on Schedule 1.1(c) of the Seller Disclosure Letter who performs (or will, on commencing work, perform) services on behalf of the Business (an “Asset Selling Entity Business Employee”), (ii) any employee of a Conveyed Company (a “Conveyed Company Business Employee”), including an employee absent on the Closing Date because of illness or being on short-term or long-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence, military leave of absence or other absence or leave of absence or (iii) any individual that has received an offer of employment with the Business from an Asset Selling Entity, or a Conveyed Company on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. Any employee of Seller or its Affiliates who is not otherwise a Business Employee but who is offered and accepts employment with Purchaser or its Affiliates in connection with the transactions contemplated hereby, pursuant to mutual agreement with Seller and otherwise in compliance with Section 5.15 hereof, during the thirty (30) days following the Closing Date, shall be deemed to be a Business Employee as of the date of actual employment or engagement with Purchaser or its Affiliates. The individuals listed on Schedule 1.1(d) of the Seller Disclosure Letter shall not be deemed to be Business Employees. For avoidance of doubt,

“Business Employee” shall not include an employee of an Asset Selling Entity who has been terminated or has terminated his or her employment, or has retired, prior to the date hereof.
          “Business Records” shall have the meaning set forth in Section 7.9.
          “Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.
          “Claim Certificate” shall have the meaning set forth in Section 8.6(a).
          “Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.
          “Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Conveyed Companies and Asset Selling Entities as of the Closing Date calculated in a manner consistent with the policies and principles set forth on Exhibit A and transferred to Purchaser at Closing, if any.
          “Closing Cash Amount” shall have the meaning set forth in Section 2.8(b).
          “Closing Date” shall have the meaning set forth in Section 2.10(a).
          “Closing Payment” shall have the meaning set forth in Section 2.7(b).
          “Closing Statement” shall have the meaning set forth in Section 2.8(a).
          “Closing Working Capital” shall have the meaning set forth in Section 2.8(a).
          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral Source” shall have the meaning set forth in Section 8.5.
          “Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of December 10, 2007, between Seller and Purchaser.
          “Contest” shall mean any audit, court proceeding or other dispute with respect to any Tax matter that affects any of the Conveyed Companies.
          “Contract” shall mean any legally binding agreement or contract (other than any purchase orders), including all amendments thereto.

          “Conveyed Companies” shall mean those entities listed on Schedule 3.3(b) of the Seller Disclosure Letter, and each of the Conveyed Companies shall be referred to individually as a “Conveyed Company.”
          “Conveyed Company Business Employee” shall have the meaning set forth in the definition of “Business Employee” in this Section 1.1.
          “Conveyed Company Covered Person” shall have the meaning set forth in Section 5.12.
          “Deductible” shall have the meaning set forth in Section 8.4(a)(iii).
          “Disputed Item” shall have the meaning set forth in Section 2.8(b).
          “Dollars” and “$” shall each mean lawful money of the United States.
          “Effective Time” shall have the meaning set forth in Section 2.10(a).
          “End Date” shall have the meaning set forth in Section 9.1(b).
          “Environmental Law” shall mean any Law, Order or other requirement of Law for the protection of human health or the environment, or for the manufacture, use, transport, treatment, storage, disposal, discharge, emission, release or threatened release of Hazardous Materials, petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as “hazardous” or “toxic” or any similar term under such Environmental Law.
          “Equipment” shall have the meaning set forth in Section 2.2(b).
          “Equipment Leases” shall have the meaning set forth in Section 2.2(b).
          “Equity Closing Payment” shall have the meaning set forth in Section 2.7(a).
          “Equity Interests” shall have the meaning set forth in the recitals hereto.
          “Equity Selling Entity” shall mean each entity listed as such on Schedule 1.1(b) of the Seller Disclosure Letter, and all such entities shall be referred to collectively as the “Equity Selling Entities.”
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Evaluation Material” shall have the meaning set forth in Section 5.1(b).
          “Excluded Accounts Receivable” shall have the meaning set forth in Section 2.2(h).
          “Excluded Assets” shall have the meaning set forth in Section 2.3(a).

          “Excluded Contracts” shall have the meaning set forth in Section 2.3(a)(ix).
          “Excluded Employee Liabilities” means, except as set forth in Section 5.5(f), (i) all Liabilities arising from claims relating to wrongful dismissal or termination made by former employees of the Conveyed Companies who were terminated in that certain redundancy termination by Tyco Electronics Dulmison (Thailand) Co., Ltd. in April and May 2009 of approximately 17 employees, (ii) all Liabilities arising from claims made by employees of the Asset Selling Entities not employed on the date hereof, and (iii) Liabilities attributable to Tax equalization obligations owing to any Business Employee for any period prior to Closing other than Liabilities accrued in the Closing Working Capital.
          “Excluded Environmental Liabilities” shall mean all Liabilities arising prior to, on or after the Closing under any Environmental Law or related to Hazardous Materials in connection with any real property or facility currently or formerly owned, leased or operated by any Asset Selling Entity, other than any such Liability due to a condition or state of facts arising after Closing due to a change in the operation of the Business by Purchaser or its Affiliates, successors or assigns.
          “Excluded Warranty Obligations” means all Liabilities for warranty obligations arising from items 5 through 9 listed on Schedule 1.1(e) of the Seller Disclosure Letter.
          “Final Closing Working Capital” shall have the meaning set forth in Section 2.8(b).
          “Final Determination” means, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the Parties or by an administrative or judicial decision from which no appeal can be taken or for which the time for taking any such appeal has expired.
          “Financial Disclosures” shall have the meaning set forth in Section 3.16(a).
          “GAAP” shall mean generally accepted accounting principles in the United States in effect as of the date hereof.
          “Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
          “Gross Asset Purchase Price” shall have the meaning set forth in Section 2.7.
          “Gross Equity Purchase Price” shall have the meaning set forth in Section 2.7.
          “Gross Purchase Price” shall have the meaning set forth in Section 2.7.
          “Hazardous Materials” shall mean any waste pollutant, contaminant, hazardous substance, toxic, ignitable, flammable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, byproduct, process intermediate product or waste, petroleum or petroleum derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent or any such stances or waste, the use, handling, storage or disposal of which is in any way governed by any Environmental Law.
          “High Value” shall have the meaning set forth in Section 2.8(b)(ii).
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.
          “Identified Losses” shall have the meaning set forth in Section 8.4(a)(i).
          “Income Taxes” shall mean any Taxes based on, measured by or calculated with respect to gross or net income or gross receipts (including capital gains Taxes, minimum Taxes, income Taxes collected by withholding, and Taxes on Tax preference items, but excluding sales Taxes, value-added Taxes, or similar Taxes), together with any interest, penalties, or additions imposed with respect thereto, whether disputed or not.
          “Indebtedness” of any Person shall mean indebtedness of such Person for borrowed money. For the avoidance of doubt, Indebtedness shall not include any capitalized lease obligations or any current liabilities for trade payables or accrued expenses (including Taxes) incurred and payable in the ordinary course of business.
          “Indemnified Party” shall have the meaning set forth in Section 8.6(a).
          “Indemnifying Party” shall have the meaning set forth in Section 8.6(a).
          “Insulator Business” means the design, manufacture and distribution of porcelain, polymeric and hybrid insulators.
          “Intellectual Property” shall mean any of the following: United States or foreign (i) patents, and applications therefor; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration; (iv) internet domain names, applications and reservations therefor and uniform resource locators; and (v) trade secrets, technology, know-how and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, utility innovations, registered and unregistered industrial designs, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type, regardless of form.
          “Intellectual Property Licenses” shall mean Contracts pursuant to which an Asset Selling Entity or Conveyed Company is a licensee of any Intellectual Property which is used primarily in the Business.

          “Inventory” shall mean any inventory, including goods, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods, purchased and manufactured parts, samples and other consumables.
          “IRS” shall mean the Internal Revenue Service of the United States of America.
          “Juarez Transition” shall have the meaning set forth in Section 5.20.
          “Knowledge of Seller” shall have the meaning set forth in Section 1.4.
          “Law” shall mean any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Authority.
          “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
          “Liens” shall mean any lien, security interest, mortgage, encumbrance or charge of any kind.
          “Loss” or “Losses” shall mean any claims, actions, causes of action, judgments, awards, out-of-pocket losses and out-of-pocket costs or damages (including reasonable attorneys’ fees and expenses, but excluding lost profits, lost revenues, lost opportunities and consequential, indirect, punitive and other special damages regardless of the legal theory).
          “Low Value” shall have the meaning set forth in Section 2.8(b)(i).
          “Lower Working Capital Limit” shall have the meaning set forth in Section 2.8(c)(i).
          “Material Adverse Effect” shall mean any change or effect having a material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Business; provided, however, that changes or effects relating to: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws, changes in Orders (that are not specific to Seller or any of its Affiliates), or interpretations thereof or changes in accounting requirements or principles (including GAAP); (iii) changes (including those caused by acts of God) affecting industries, markets or geographical areas in which the Business operates that do not have a materially disproportionate effect on the Business in comparison with other businesses operating in the same industries, markets or geographical areas as the Business; (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (v) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Seller taken pursuant to and in accordance with this Agreement; (vi) conduct by the Business (A) prohibited under Section 5.2 to which Purchaser gave its prior written consent or (B) prohibited under Section 5.2, which, if taken by the Business, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of the Business; (vii) any action required to be taken under any Law or Order generally applicable to businesses in the industry in which the Business operates and that does not have a materially disproportionate effect on the Business or under any existing Contract by which the Business (or any of the assets or properties of the Business) is bound; (viii) (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Purchaser’s compliance with its obligations under Section 5.4 or (B) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; or (ix) any failure by the Business to meet any internal projections or forecasts (but not the underlying causes of any such failure) and seasonal changes in the results of operations of the Business, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.
          “Material Contracts” shall have the meaning set forth in Section 3.10(a).
          “Material Purchase Order” shall have the meaning set forth in Section 3.10(a)(xi).
          “Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbiter.
          “Parent Guarantees” shall have the meaning set forth in Section 5.13(a).
          “Parent LofCs” shall have the meaning set forth in Section 5.13(a).
          “Parties” shall have the meaning set forth in the preamble of this Agreement.
          “Party” shall have the meaning set forth in the preamble of this Agreement.
          “Payee” shall have the meaning set forth in Section 7.11.
          “Payor” shall have the meaning set forth in Section 7.11.
          “Per-Claim Deductible” shall have the meaning set forth in Section 8.4(a)(ii).
          “Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.
          “Permitted Liens” shall mean: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid after payment thereof is due and payable without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) Liens arising in the ordinary course of business under original purchase price conditional sales Contracts and equipment leases with third parties; (iii) easements, covenants, conditions and restrictions of record that do not adversely affect the conduct of the Business in any material respect as conducted during the twelve month period ending on the date hereof; (iv) any zoning or other governmentally established restrictions or encumbrances on land use; (v) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure statutory obligations; (vi) mechanic’s, materialman’s or warehouse man’s Liens arising or incurred in the ordinary course of business securing amounts that are not overdue; (vii) other Liens, if any, that do not have or would not reasonably be expected to have, individually or in the aggregate, any material effect on the use of the property encumbered thereby; and (viii) Liens listed on Schedule 1.1(f) of the Seller Disclosure Letter.
          “Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization, including any Governmental Authority.
          “Pre-Closing Period” shall have the meaning set forth in Section 7.4(b).
          “Purchased Assets” shall have the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Equity Interests.
          “Purchased Division” shall have the meaning set forth in Section 5.9(a).
          “Purchased Marks” shall have the meaning set forth in Section 5.9(b).
          “Purchaser” shall have the meaning set forth in the preamble of this Agreement.
          “Purchaser Indemnitees” shall have the meaning set forth in Section 8.2.
          “Purchaser Representative” shall mean any of Purchaser’s directors, officers, employees, advisors and agents to whom Evaluation Material (as defined in the Confidentiality Agreement) was disclosed under the Confidentiality Agreement.
          “Purchaser’s Refunds” shall have the meaning set forth in Section 7.7(b).
          “Real Property” shall have the meaning set forth in Section 3.12(a).
          “Real Property Lease” shall have the meaning set forth in Section 3.12(c).
          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into the environment, including but not limited to, any surface or groundwater, drinking water supply, soil, surfaces or subsurface strata or medium or the ambient air.
          “Representatives” of any Person shall mean such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).
          “Requesting Party” shall have the meaning set forth in Section 5.11(a).
          “Restricted Customers” shall have the meaning set forth in Section 5.7.
          “Restricted Period” shall have the meaning set forth in Section 5.7.

          “Restricted Products” shall mean the heliformed and vibration dampening control products set forth on Schedule 1.1(g) of the Seller Disclosure Letter and any substantially similar products primarily using the same technologies and specifications as such products.
          “Retained Liabilities” shall have the meaning set forth in Section 2.5(a).
          “Retention Bonus” shall mean any bonus payment identified as a sale completion or retention bonus in an agreement listed on Schedule 1.1(h) of the Seller Disclosure Letter.
          “Retention Period” shall have the meaning set forth in Section 5.22.
          “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
          “Seller” shall have the meaning set forth in the preamble of this Agreement.
          “Seller Disclosure Letter” shall have the meaning set forth in the preamble to Article III.
          “Seller Entities” shall mean, collectively, the Equity Selling Entities and the Asset Selling Entities, and each of the Seller Entities shall be referred to individually as a “Seller Entity.”
          “Seller Indemnitees” shall have the meaning set forth in Section 8.3.
          “Seller’s Refunds” shall have the meaning set forth in Section 7.7(a).
          “Seller’s Marks” shall have the meaning set forth in Section 5.9.
          “Seller’s Taxes” shall have the meaning set forth in Section 7.1.
          “Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including contingent and unliquidated Liabilities), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend to incur, or believe it will incur, Liabilities beyond its ability to pay as such Liabilities mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.
          “Straddle Period” shall have the meaning set forth in Section 7.3(a).
          “Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.
          “Target Closing Working Capital” shall have the meaning set forth on Exhibit A.
          “Tax Claim” shall have the meaning set forth in Section 7.6(d).
          “Tax Indemnified Party” shall have the meaning set forth in Section 7.6(d).
          “Tax Indemnifying Party” shall have the meaning set forth in Section 7.6(d).
          “Tax Notice” shall have the meaning set forth in Section 7.6(d).
          “Tax Objection Notice” shall have the meaning set forth in Section 7.6(e).
          “Tax Records” shall have the meaning set forth in Section 7.9.
          “Tax Return” shall mean any return, declaration or report relating to Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.
          “Taxes” shall mean any federal, state, county, local, or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, whether disputed or not, and including liability for taxes of another person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.
          “Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
          “Taxing Authority Notice” shall have the meaning set forth in Section 7.6(d).
          “Third-Party Claim” shall have the meaning set forth in Section 8.7(a).
          “Threshold” shall have the meaning set forth in Section 8.4(a)(iii).

          “Tyco Core Businesses” shall mean, as of the date hereof, the Tyco Electronics (i) electronic systems business segment, which manufactures passive electronic components, including connectors and interconnect systems, relays, switches, circuit protection devices, touch screens, application tools and machinery, sensors and wires and cable, for use in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery and instrumentation markets; (ii) except for the Business, network solutions business segment, which supplies infrastructure components, including connectors, above- and below-ground enclosures, ceramic insulation products, heat shrink tubing, non-power related cable accessories, surge arrestors, fiber optic cabling, copper cabling and racks for copper and fiber networks, to the telecommunications and energy markets; and (iii) business that manufactures, distributes, maintains and installs undersea telecommunication systems, in each case as conducted during the twelve month period ending on the date hereof.
          “Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, or other such similar Taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.
          “Transferred Employee” and “Transferred Employees” shall have the meaning set forth in Section 5.5(b).
          “Transferred Intellectual Property” shall have the meaning set forth in Section 2.2(e).
          “Transition Services Agreement” means the transition services agreement between Seller and Purchaser in substantially the form of Exhibit B.
          “Upper Working Capital Limit” shall have the meaning set forth in Section 2.8(c)(i).
          “Working Capital” shall mean the current assets of the Business (excluding Closing Cash, deferred Income Tax assets and Income Tax receivables) less the current liabilities of the Business (excluding deferred Income Tax liabilities and accrued Income Tax liabilities), in each case included in the Purchased Assets and Assumed Liabilities or owned or owing by the Conveyed Companies, as the case may be, taken as a whole and determined in accordance with the policies, principles, practices and methodologies set forth on Exhibit A.
          Section 1.2 Construction. In this Agreement, unless the context otherwise requires:
          (a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excludes e-mail communications);
          (b) the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties including, in the case of “made available” to Purchaser, material that has been posted prior to the date hereof in the “data room” (virtual or otherwise) established by Seller;

          (c) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;
          (d) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;
          (e) references to “day” or “days” are to calendar days;
          (f) references to “the date hereof” shall mean as of the date of this Agreement;
          (g) unless expressly indicated otherwise, the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;
          (h) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
          (i) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and
          (j) references herein to any Person include references to such Person’s successors and permitted assigns.
          Section 1.3 Exhibits and Seller Disclosure Letter. The Exhibits to this Agreement and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
          Section 1.4 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller”, such knowledge shall mean to the actual knowledge of (as distinguished from constructive or imputed knowledge) those individuals listed on Schedule 1.4(a) of the Seller Disclosure Letter, after reasonable inquiry of those persons listed on Schedule 1.4(b) of the Seller Disclosure Letter who are reasonably expected to have direct responsibility for a particular subject matter.
ARTICLE II
PURCHASE AND SALE
          Section 2.1 Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions set forth herein, at the Closing, the Equity Selling Entities shall, and Seller shall cause the Equity Selling Entities to sell to Purchaser, and Purchaser agrees to purchase from the Equity Selling Entities, free and clear of all Liens, the Equity Interests, together with all rights and benefits whatsoever attaching to the Equity Interests. The certificates, if any, representing the Equity Interests shall be duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the respective Equity Selling Entities or by such other instruments of transfer as are reasonably acceptable to Purchaser. In connection with Purchaser’s purchase of the Equity Interests in accordance with this Section 2.1, the parties acknowledge and agree that, subject to Section 2.5, each of the Liabilities of the Conveyed Companies (whether arising prior to, at or after the Closing) will remain a Liability of the respective Conveyed Company.
          Section 2.2 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, each Asset Selling Entity shall, and Seller shall cause each Asset Selling Entity to sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from each Asset Selling Entity, free and clear of all Liens other than Permitted Liens, all of such Asset Selling Entity’s right, title and interest in the following assets, properties and rights owned, held or used by such Asset Selling Entity (collectively, the “Purchased Assets”), as the same may exist on the Closing Date:
          (a) Closing Cash, if any;
          (b) all personal property and interests therein, including all the equipment, vehicles, machinery, tools, spare parts, furniture and other tangible personal property owned, leased or licensed by the Asset Selling Entities and used primarily in the Business (collectively, the “Equipment”, with the leases relating to any Equipment so leased being referred to herein as the “Equipment Leases”);
          (c) all other Contracts of any Asset Selling Entity relating primarily to the Business (other than the Real Property Leases, Equipment Leases and Contracts relating to the Excluded Assets) (collectively, the “Assumed Contracts”), and all outstanding purchase orders relating primarily to the Business (other than such purchase orders relating to the Excluded Assets);
          (d) all Inventory used primarily in the Business;
          (e) the registered trademarks and copyrights and the patents and any applications for the foregoing set forth on Schedule 2.2(e)(i) of the Seller Disclosure Letter, the computer software programs, source codes and user manuals owned, used or leased by, or licensed to, the Asset Selling Entities set forth on Schedule 2.2(e)(ii) of the Seller Disclosure Letter, and all other Intellectual Property used exclusively in the Business (collectively, “Transferred Intellectual Property”);
          (f) transferable Permits owned, utilized, held or maintained by or licensed to the Asset Selling Entities (subject to the terms of such Permits) relating primarily to the Business;
          (g) all customer, vendor, supplier, contractor, and service-provider lists to the extent relating to the Business, and all files, documents and records (including billing, payment and dispute histories, credit information and similar data) to the extent relating to customers, vendors, suppliers, contractors or service-providers of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating primarily to the Business;
          (h) the accounts and notes receivable of the Business, including Assumed Intercompany Receivables, except for any accounts and notes receivable not able to be specifically identified as accounts or notes receivable of the Business (the “Excluded Accounts Receivable”) and all loans and other advances owing to Seller by any Business Employee who becomes a Transferred Employee;
          (i) all prepaid expenses and deposits and refunds relating directly and primarily to the Business (other than prepaid insurance for the Asset Selling Entities) received after the Closing Date;
          (j) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) relating to any of the Purchased Assets or Assumed Liabilities to be conveyed to and/or assumed by Purchaser as of the Closing Date;
          (k) the goodwill of the Business;
          (l) all advertising, marketing, sales and promotional materials relating primarily to the Business;
          (m) all property and casualty insurance proceeds received or receivable in connection with the damage or complete destruction of any of the Purchased Assets that would have been included in the Purchased Assets but for such damage or complete destruction, in each case net the cost of repair or replacement to the extent that Seller has paid for such repairs or replacement;
          (n) all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the assets described in this Section 2.2;
          (o) the personnel records (including all human resources and other records) of all Transferred Employees to the extent transferable in light of legal and contractual considerations, and
          (p) all other assets set forth on Schedule 2.2(p) of the Seller Disclosure Letter.
          Section 2.3 Excluded Assets of the Business.
          (a) Notwithstanding any provision in this Agreement to the contrary, Purchaser is not purchasing from any of the Asset Selling Entities any of the following (collectively, the “Excluded Assets”), and shall acquire no right to or interest in any Excluded Assets under this Agreement or as a result of the transactions contemplated hereby:
     (i) Cash and Cash Equivalents, other than Closing Cash of the Asset Selling Entities;

     (ii) all intercompany receivables in respect of the Business, other than Assumed Intercompany Receivables, and the Excluded Accounts Receivable;
     (iii) the corporate books and records;
     (iv) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance proceeds received or receivable thereunder (other than any such amounts included in the Purchased Assets pursuant to Section 2.2(m) or amounts payable to Purchaser pursuant to Section 5.18) and rights to assert claims with respect to any such insurance recoveries;
     (v) assets of any Benefit Plan that is contributed to or maintained for the benefit of any Asset Selling Entity Business Employee;
     (vi) the “Tyco” and “Tyco Electronics” names, marks and logos, and any other item set forth on Schedule 5.9(a) of the Seller Disclosure Letter, and any Intellectual Property relating thereto;
     (vii) all loans and other advances owing to Seller or any of its Affiliates by each Business Employee who does not become a Transferred Employee;
     (viii) the Tax records (including Tax Returns and supporting workpapers) covering any period ending, or any transaction of any Asset Selling Entity occurring, on or prior to the Closing Date;
     (ix) all of the rights and interests of any Asset Selling Entity in and to the Contracts specified in Schedule 2.3(a)(ix) of the Seller Disclosure Letter (the “Excluded Contracts”);
     (x) any assets and associated claims arising out of the Retained Liabilities;
     (xi) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) not included in the Purchased Assets under Section 2.2(j);
     (xii) all of the rights and interests of Seller and its Affiliates (including the Seller Entities) in and to all correspondence and documents, including the confidentiality agreements entered into by Purchaser or any of its Affiliates, in connection with the sale of the Business;
     (xiii) all of the rights and interests of the Asset Selling Entities in all information, files, records, data and recorded knowledge related to or used in connection with the Business, to the extent that any of the foregoing: (i) relate primarily to the Excluded Assets; (ii) relate to the Excluded Assets and can be easily separated from the Purchased Assets; or (iii) are comprised predominantly of written materials that a Seller Entity is required by Law to retain and with respect to which Seller shall have provided (or caused to be provided) a copy to Purchaser;

     (xiv) any legal or beneficial interest in the Internet websites listed on Schedule 2.3(a)(xvi) of the Seller Disclosure Letter, notwithstanding the fact that such sites are related primarily to the Business;
     (xv) all Seller’s Refunds and credits of Taxes due to Seller or any of its Affiliates pursuant to Section 7.7;
     (xvi) all other assets set forth on Schedule 2.3(a)(xvii) of the Seller Disclosure Letter;
     (xvii) any Intellectual Property owned by an Asset Selling Entity and not used in the Business and any computer software programs, source codes and user manuals (excluding items set forth on Schedules 2.2(e)(i) and (e)(ii) of the Seller Disclosure Letter); and
     (xviii) all collective bargaining, union and other similar Contracts covering the Asset Selling Entity Business Employees.
          (b) After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by the Seller Entities to effect the provisions of this Section 2.3, including the prompt return of any Excluded Assets that are owned by any Asset Selling Entity and are transferred inadvertently at the Closing.
          Section 2.4 Assumption of Certain Obligations of the Business. In addition to the transfer of the Conveyed Companies, and thereby the Liabilities thereof pursuant to Section 2.1, upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge all Liabilities to the extent relating to the Purchased Assets or the Business (except for the Liabilities of the Conveyed Companies, which will remain Liabilities of the Conveyed Companies), whether arising prior to or after the Closing, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing liabilities and obligations to be so assumed, satisfied or discharged being herein collectively called the “Assumed Liabilities”). Assumed Liabilities shall include the following:
          (a) all lawsuits to the extent resulting from the conduct of the Business or the ownership of the Equity Interests or the Purchased Assets prior to, at or after the Closing, including lawsuits and claims relating to any alleged Intellectual Property infringement except for Excluded Employee Liabilities;
          (b) all Liabilities, including all lawsuits arising from the design, construction, testing, marketing, service, operation or sale of the products and services of the Business prior to, at or after the Closing, including warranty obligations but excluding Excluded Warranty Obligations and irrespective of any legal theory asserted;
          (c) all Liabilities and other obligations under the Real Property Leases, Equipment Leases and the Assumed Contracts (including all purchase orders in respect thereof) included in the Purchased Assets;

          (d) all accounts payable and other accrued expenses relating to the Business, including accrued Taxes (other than accrued Income Taxes) and Assumed Intercompany Payables (except for any accounts and notes payable not able to be specifically identified as accounts or notes payable of the Business), and all Liabilities to suppliers for products and services relating to the Business prior to, at or after the Closing, and all Liabilities to customers under purchase orders for products of the Business which at Closing have not yet been provided;
          (e) all Liabilities arising prior to, at or after the Closing under any Contracts that are assigned to Purchaser pursuant to Section 2.2 or Section 2.6 at or subsequent to the Closing;
          (f) all other Liabilities set forth in Schedule 2.4(f) of the Seller Disclosure Letter;
          (g) all Liabilities with respect to Asset Selling Entity Employees (except with respect to any Retention Bonus for such Asset Selling Entity Employees);
          (h) all Liabilities for or with respect to Taxes for which Purchaser bears responsibility pursuant to Article VII; and
          (i) all other Liabilities arising prior to, at or after the Closing relating to the ownership or operation of the Business or the Purchased Assets, including all Liabilities included in the Closing Date Working Capital.
For the avoidance of doubt, the parties acknowledge and agree that Purchaser’s assumption of Liabilities pursuant to this Section 2.4 does not obviate or otherwise affect Purchaser’s ability to make claims hereunder for any breach of Seller’s representations and warranties hereunder.
For the avoidance of doubt, the Assumed Liabilities listed in Sections 2.4(a)-2.4(i) do not include any Liabilities of the Conveyed Companies, which are addressed in Section 2.1.
          Section 2.5 Retained Liabilities of the Business.
          (a) Notwithstanding any provision in this Agreement, Seller or the Asset Selling Entities shall retain and be responsible only for the following liabilities relating to the Business (collectively, the “Retained Liabilities”):
     (i) Liabilities for which any Asset Selling Entity expressly has responsibility pursuant to the terms of this Agreement;
     (ii) Liabilities solely related to the Excluded Assets (other than those contemplated by 2.4(g));
     (iii) intercompany Liabilities of the Asset Selling Entities, other than Assumed Intercompany Payables;
     (iv) any Liabilities of any Asset Selling Entity, Conveyed Company or the Business to pay any Indebtedness incurred prior to the Closing Date;

     (v) all Liabilities for or with respect to Taxes for which Seller bears responsibility pursuant to Article VII;
     (vi) the Liabilities listed in Schedule 2.5(vi) of the Seller Disclosure Letter;
     (vii) the Excluded Environmental Liabilities;
     (viii) the Excluded Employee Liabilities;
     (ix) the Excluded Warranty Obligations;
     (x) all Liabilities relating to any Retention Bonus; and
     (xi) all Liabilities of PT Dulmison Indonesia to the extent arising primarily from the conduct of Seller’s NetConnect business.
          Section 2.6 Consents.
          (a) Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the transactions contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right which is not assignable or transferable without the consent of any Person other than the Asset Selling Entities, the Conveyed Companies or any Subsidiary of Seller or Purchaser, to the extent that such consent shall not have been given prior to the Closing; provided, however, that each of the Seller Entities and Purchaser shall have the continuing obligation from the date of this Agreement to use commercially reasonable efforts to obtain all necessary consents to the assignment or transfer thereof, it being understood that neither Seller nor Purchaser nor any of their respective Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such consents. Upon obtaining the requisite third-party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Permits, Assumed Contracts, Contracts or rights, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall promptly be transferred and assigned to Purchaser hereunder.
          (b) With respect to any Real Property Lease, Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right that is not included in the Purchased Assets or assigned to Purchaser at the Closing by reason of Section 2.6(a), after the Closing and until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser, the Parties shall cooperate with each other in endeavoring to obtain for Purchaser, at no cost to any Seller or any of its Affiliates, an arrangement with respect thereto to provide for Purchaser substantially comparable benefits therein, including, in certain circumstances, Purchaser continuing operations in a leased facility prior to obtaining consent to assignment of the lease for such facility. Purchaser agrees to indemnify Seller or any of its Affiliates in respect of all Liabilities of the Seller Entities in respect of any such arrangement, continuing operations and underlying lease, license, Contract, agreement or right.
          (c) Purchaser agrees that neither Seller nor any of its Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any consents that may be required in connection with the transactions contemplated by this Agreement or because of the default under, or acceleration or termination of, any Real Property Lease, Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right, as a result thereof. For the avoidance of doubt, nothing in this Section 2.6(c) relieves Seller of its obligations in Sections 2.6(a) and 2.6(b).
          Section 2.7 Purchase Price. In consideration of the sale and transfer of the Equity Interests and the Purchased Assets, Purchaser agrees to purchase from the Equity Selling Entities the Equity Interests for an aggregate purchase price of $7,200,000.00 (the “Gross Equity Purchase Price”), and purchase from the Asset Selling Entities the Purchased Assets for an aggregate purchase price of $8,800,000.00 (the “Gross Asset Purchase Price,” and together with the Gross Equity Purchase Price, the “Gross Purchase Price”), plus the assumption by Purchaser of the Assumed Liabilities, subject to adjustment pursuant to Section 2.8 (as so adjusted, the “Aggregate Purchase Price”). The Gross Purchase Price shall be payable as follows:
          (a) At the Closing, Purchaser shall deliver to Seller an amount equal to $7,200,000.00 (the “Equity Closing Payment”) by wire transfer of immediately available funds to the account or accounts previously notified by Seller in writing to Purchaser.
          (b) At the Closing, Purchaser shall deliver to Seller an amount equal to $8,800,000.00 (the “Asset Closing Payment”, and together with the Equity Closing Payment, the “Closing Payment”) by wire transfer of immediately available funds to the account or accounts previously notified by Seller in writing to Purchaser.
          Section 2.8 Purchase Price Adjustment.
          (a) Promptly after the Closing Date, and in any event not later than thirty (30) days following the Closing Date, Seller shall prepare and deliver to Purchaser for its review a statement (the “Closing Statement”) of the Closing Working Capital and the Closing Cash as of the close of business on the Closing Date. The Closing Statement shall be prepared in a manner consistent with Exhibit A. “Closing Working Capital” means, as of the Closing, the Working Capital. Purchaser shall give Seller and its Representatives access to the premises, books and records, and appropriate personnel of the Business, the Conveyed Companies and Purchaser for purposes of the preparation of the Closing Statement in accordance with this Section 2.8(a) (and during the periods contemplated by Section 2.8(b)). Purchaser shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly and completely respond to all reasonable requests and inquiries of, Seller and its Representatives, and, upon execution of a customary access letter if required by Purchaser’s outside accountants, Seller and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Purchaser or its Representatives (including its outside accountants) to the extent such materials have been prepared by Purchaser or its Representatives and relate to the calculation of Closing Working Capital and/or the Closing Cash in any respect.
          (b) Purchaser and Purchaser’s accountants and financial and other advisors may make reasonable inquiries of Seller and/or Seller’s accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of Purchaser’s review.

Purchaser shall complete its review of the Closing Statement within forty-five (45) days after the delivery thereof to Purchaser. Promptly following completion of its review (but in no event later than the conclusion of the forty-five (45) day period), Purchaser may submit to Seller a letter regarding its concurrence or disagreement with the accuracy of the Closing Statement; provided that any such letter must specify (i) the items of the Closing Statement with which Purchaser disagrees, (ii) the adjustments that Purchaser proposes to be made to the Closing Statement and (iii) the specific amount of such disagreement and all supporting documentation and calculations; and provided, further, that Purchaser may only disagree with the Closing Statement (x) to the extent Purchaser claims Seller did not arithmetically calculate the Closing Statements accurately or did not prepare the Closing Statement in accordance with and in a manner consistent with the policies and principles set forth on Exhibit A and (y) if Purchaser’s proposed calculation will result in an adjustment to the Gross Purchase Price. If Purchaser does not deliver a letter disagreeing with the accuracy of the Closing Statement before the conclusion of such forty-five (45) day period, the Closing Statement shall be final and binding upon the Parties and Purchaser shall be deemed to have agreed with all items and amounts contained in the Closing Statement. If Purchaser does deliver such a letter, following such delivery, Seller and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item in the Closing Statement. Any item as to which there is no disagreement shall be deemed agreed. If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the Parties) after delivery of such letter, then Seller and Purchaser shall submit any disagreement regarding the Closing Statement (a “Disputed Item”) to the Accountant for determination. The determination of the Accountant with respect to any Disputed Item shall be completed within thirty (30) days of submission of such Disputed Item to the Accountant and shall be determined in accordance with this Agreement and be final and binding upon Seller and Purchaser. The Accountant shall adopt a position within the range of positions submitted by Seller and Purchaser with respect to any Disputed Item. The Accountant’s determination regarding any Disputed Item shall be based solely on whether Seller included such Disputed Item in or excluded such Disputed Item from the Closing Statement or arithmetically calculated such Disputed Item, as the case may be, accurately and in accordance with and in a manner consistent with the policies and principles set forth on Exhibit A. Closing Working Capital as finally determined in accordance herewith shall be referred to as the “Final Closing Working Capital.” The Closing Cash as finally determined in accordance herewith shall be referred to as the “Closing Cash Amount.” The fees, costs, and expenses of the Accountant shall be shared as follows:
     (i) if the Accountant resolves all of the Disputed Items in favor of Purchaser’s position (the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Low Value”), then Seller shall be obligated to pay for all of the fees and expenses of the Accountant;
     (ii) if the Accountant resolves all of the Disputed Items in favor of Seller’s position (the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “High Value”), then Purchaser shall be obligated to pay for all of the fees and expenses of the Accountant; and
     (iii) if the Accountant neither resolves all of the Disputed Items in favor of Purchaser’s position nor resolves all of the Disputed Items in favor of Seller’s position

(the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Actual Value”), Seller shall be responsible for such fraction of the fees and expenses of the Accountant for the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, for the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, and Purchaser shall be responsible for the remainder of the fees and expenses of the Accountant.
          (c) If the Final Closing Working Capital:
     (i) is equal to or greater than an amount $500,000 less than the Target Closing Working Capital (the “Lower Working Capital Limit”) and is equal to or less than an amount $500,000 more than the Target Closing Working Capital (the “Upper Working Capital Limit”), then no adjustments will be made to the Purchase Price in respect of the Final Closing Working Capital;
     (ii) exceeds the Upper Working Capital Limit, then Purchaser shall be obligated to pay to Seller the amount by which the Final Closing Working Capital exceeds the Upper Working Capital Limit; or
     (iii) is less than the Lower Working Capital Limit, then Seller shall be obligated to repay to Purchaser the amount by which the Lower Working Capital Limit exceeds the Final Closing Working Capital.
          (d) Purchaser shall be obligated to pay to Seller the Closing Cash Amount, if any.
          (e) Any payments to be made pursuant to Sections 2.8(c) and (d) shall be made by wire transfer of immediately available funds to the account designated in writing by Purchaser or Seller, as the case may be, within five (5) Business Days after the determination of the Final Closing Working Capital and the Closing Cash Amount, as the case may be. For the avoidance of doubt, if either the Final Closing Working Capital or the Closing Cash Amount, as the case may be, is determined before the other, Purchaser or Seller, as the case may be, shall pay the other party any amount owed pursuant to Section 2.8(c) or (d) in respect of such determination within five (5) Business Days after such determination (notwithstanding that the other has not yet been determined). Any payment made pursuant to Section 2.8(c) or (d) shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed) on such amount from (i) the date of the delivery of a letter of disagreement, if there is a disagreement or (ii) 35 days from the Closing if there is no such letter of disagreement, to the date of such payment at a rate equal to eight percent (8%) per annum.
          Section 2.9 Purchase Price Allocation.
          (a) Within twenty (20) Business Days after the Closing Statement becomes final pursuant to Section 2.8(b), Seller shall deliver to Purchaser a statement (the “Allocation”), allocating (i) the Gross Equity Purchase Price (as adjusted pursuant to Section 2.8) among the Equity Interests, and (ii) the sum of (A) the Gross Asset Purchase Price (as adjusted pursuant to

Section 2.8), (B) the Assumed Liabilities, and (C) any other Liabilities properly taken into account pursuant to Section 1060 of the Code among the Purchased Assets, in each case in accordance with Section 1060 of the Code. Each of the Seller Entities on the one hand and Purchaser and the Conveyed Companies on the other shall (x) be bound by the Allocation for purposes of determining any Taxes; (y) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (z) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Seller and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding.
          (b) Purchaser shall notify Seller of any disagreement within twenty (20) Business Days of Purchaser’s receipt of the proposed Allocation. If Seller and Purchaser fail to agree on the Allocation within thirty (30) days of Seller’s receipt of Purchaser’s notice of disagreement, such matter shall be referred to a law firm or accounting firm (the “Arbiter”) for binding arbitration. Seller and Purchaser shall mutually agree on an Arbiter that is independent of both Seller and Purchaser. In the event that Seller and Purchaser cannot agree on an Arbiter, Seller and Purchaser each shall select a law firm or an accounting firm, and the two (2) firms selected shall mutually select a third law firm or accounting firm, independent of both Seller and Purchaser, to act as the Arbiter. The choice of an Arbiter by the two (2) firms pursuant to the preceding sentence shall be binding on the Parties. Within thirty (30) days of the selection of the Arbiter, Seller and Purchaser shall deliver to the Arbiter copies of any schedules or documentation which may reasonably be required by the Arbiter to make its determination. Each of Purchaser and Seller shall be entitled to submit to the Arbiter a memorandum setting forth its position with respect to such arbitration. The Arbiter shall render a determination within sixty (60) days of its selection. Notwithstanding any provision of this Section 2.9(b), the Arbiter may, at its sole discretion, amend the procedures contained herein. The determination of the Arbiter shall be final and binding on all Parties and shall be the conclusive “Allocation” for purposes of this Agreement. The costs incurred in retaining the Arbiter shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.
          Section 2.10 Closing.
          (a) The Closing shall take place at the offices of Seller, located at 1050 Westlakes Drive, Berwyn, Pennsylvania 19312, at 10:00 A.M., Eastern Time on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article VI (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions) or at such other times and places as the Parties may mutually agree. The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of 11:59 P.M., Eastern Time on the Closing Date (the “Effective Time”).
          (b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) the Closing Payment by wire transfer of immediately available funds to an account or accounts specified by Seller, (ii) the officer’s certificates referenced in Section 6.3(c), (iii) a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Purchaser, and (iv)

the duly-executed counterparts of Purchaser and its Affiliates, as applicable, of each document effecting the transfer of the Purchased Assets and the assumption of the Assumed Liabilities as the parties may reasonably agree.
          (c) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) all certificates (if any) representing the Equity Interests, (ii) the officer’s certificates referenced in Section 6.2(d) (iii) a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Seller, and (iv) the duly-executed counterparts of Seller and its Affiliates, as applicable, to each document effecting the transfer of the Purchased Assets and the assumption of the Assumed Liabilities as the parties may reasonably agree.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth in the letter (the “Seller Disclosure Letter”) delivered by Seller to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter where it is reasonably apparent from the face of such disclosure that such information applies to such other sections), Seller hereby represents and warrants to Purchaser as follows:
          Section 3.1 Organization and Qualification. Seller is a corporation duly organized and validly existing under the Laws of Luxembourg. Each Equity Selling Entity and Asset Selling Entity is a corporation or a limited liability company duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.
          Section 3.2 Corporate Authority; Binding Effect.
          (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. At Closing, each Seller Entity will have all requisite authority to execute and deliver each document, agreement or instrument to be executed and delivered pursuant to this Agreement. The execution and delivery by Seller and each Seller Entity, as applicable, of this Agreement and each other document, agreement or instrument to be executed and delivered by Seller and each Seller Entity pursuant to this Agreement, and the performance by Seller and each Seller Entity of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Seller and each Seller Entity.
          (b) This Agreement, when executed and delivered by Seller, assuming due execution and delivery hereof by Purchaser, constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          Section 3.3 Conveyed Companies; Capital Structure.
          (a) Each of the Conveyed Companies is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, except in jurisdictions where there is no legal concept of “Good Standing”, or where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with the corporate power and authority to own and operate the Business, its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Companies is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Schedule 3.3(b) of the Seller Disclosure Letter sets forth the authorized capitalization of the Conveyed Companies and the number of shares of each class of capital stock or other equity interests in each such Conveyed Company, which are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any of the Conveyed Companies is or may become obligated to issue, sell, purchase, return, reduce or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Companies, and no equity securities or other equity interests of any of the Conveyed Companies are reserved for issuance for any purpose. The Equity Selling Entities own of record and with full legal title the outstanding issued and paid-up Equity Interests as indicated on Schedule 3.3(b) of the Seller Disclosure Letter, free and clear of all Liens and control absolutely the right to exercise all rights and powers attached to the respective Equity Interests pursuant to applicable Laws including, without limitation, the right to vote at any meeting.
          Section 3.4 Non-Contravention. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of Seller or any of the Equity Selling Entities, the Asset Selling Entities or the Conveyed Companies, as applicable; (ii) subject to obtaining the consents referred to in Schedule 3.4 of the Seller Disclosure Letter, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of the Seller Entities or the Conveyed Companies under, or to a loss of any material benefit of the Business to which the Seller Entities or the Conveyed Companies are entitled under, any Material Contract, Real Property Lease or material license of Transferred Intellectual Property or (iii) assuming the accuracy of Section 4.3, violate materially or result in a material breach of or constitute a material default under any Law or other restriction of any Governmental Authority to which any Seller Entity or Conveyed Company is subject.
          Section 3.5 Permits. Except as set forth in Schedule 3.5 of the Seller Disclosure Latter, the execution, delivery and performance by Seller of this Agreement and each other document, agreement or instrument to be executed and delivered by Seller or any Seller Entity pursuant to this Agreement do not require any material Permits.

          Section 3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6 of the Seller Disclosure Letter, since June 26, 2009 to the date of this Agreement: (i) the Business has been conducted in all material respects in the ordinary course; and (ii) there has not occurred a Material Adverse Effect.
          Section 3.7 No Litigation. Except as set forth on Schedule 3.7 of the Seller Disclosure Letter, there is no material action, Order outstanding, suit, judgment, injunction, litigation, legal proceeding, investigation or arbitration pending or, to the Knowledge of Seller, threatened in writing, by or before any Governmental Authority or arbitrator against (a) Seller or any Asset Selling Entity related to the Business or (b) any Conveyed Company.
          Section 3.8 Compliance with Laws. To the Knowledge of Seller:
          (a) except as set forth on Schedule 3.8(a) of the Seller Disclosure Letter, each Seller Entity and each Conveyed Company is in compliance in all material respects with all Laws applicable to the ownership or operation of the Business, and
          (b) each Seller Entity and each Conveyed Company possesses all material Permits necessary for the conduct of the Business as it is currently conducted.
          Section 3.9 Environmental Matters.
          (a) The Conveyed Companies are, and at all times in the past five years have been, in compliance in all material respects with all applicable Environmental Laws and there are no claims, encumbrances, proceedings, investigations or actions by any Governmental Authority or other Person pending or to the Knowledge of Seller threatened, in connection with the operation of the Conveyed Companies under any applicable Environmental Law.
          (b) Seller has delivered or made available to Purchaser true, correct and complete copies of all reports, investigations, evaluations, assessments, monitoring, memoranda, data and other documents or files that to the Knowledge of Seller exist and are in the possession of Seller, any Seller Entity or Seller’s or Seller’s Entity’s agents or consultants that relate to any material aspect of the environmental condition of the Conveyed Companies or any real property formerly owned or leased by any Conveyed Company.
          (c) The Conveyed Companies have not either expressly or by operation of Law assumed or undertaken any material liability under any Environmental Law, including without limitation any obligation for corrective or remedial action or any other action under any Environmental Law.
          (d) Except as permitted by applicable Environmental Law, there has been no Release of Hazardous Materials by any Conveyed Company, or to the Knowledge of Seller, by any other Person, at, on or under any real property either formerly or currently leased, owned or operated by any Conveyed Company.
          (e) Except as listed on Schedule 3.9(e) of the Seller Disclosure Letter, to the Knowledge of Seller, there are no underground storage tanks, asbestos-containing materials in any form or condition, materials or equipment containing polychlorinated biphenyls or any landfills, surface impoundments, or other disposal areas present on any real property currently leased or owned by any Conveyed Company.
          (f) Other than as set forth in this Section 3.9, Seller does not make any representation or warranty with respect to environmental matters.
          Section 3.10 Material Contracts.
          (a) Schedule 3.10 of the Seller Disclosure Letter sets forth as of the date hereof a list of the following Contracts that relate primarily to the Business to which a Seller Entity, Conveyed Company or any Affiliate of any thereof is a party (collectively, the “Material Contracts”), true and complete (in all material respects) copies of which Seller has made available to Purchaser prior to the execution hereof:
     (i) each Equipment Lease which entails rental payments in excess of $100,000 per annum or $500,000 in the aggregate;
     (ii) each Contract for goods and/or services between (a) any Seller Entity or Conveyed Company on the one hand, and any other Seller Entity, Conveyed Company or any Affiliate of any thereof, on the other hand or (b) Seller and/or any of its Affiliates (other than the Conveyed Companies) or any of the officers or directors of Seller and/or any of its Affiliates (other than the Conveyed Companies), on the one hand, and any Seller Entity and/or Conveyed Company, on the other hand;
     (iii) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee (excluding items set forth in Schedule 3.13(a) of the Seller Disclosure Letter) in respect of Indebtedness in excess of $100,000;
     (iv) each customer Contract that resulted in payment in excess of $500,000 in the 2009 Fiscal Year or is expected to result in payment in excess of $1,000,000 in the aggregate within Seller’s fiscal years 2010 and 2011, to the applicable Seller Entity or Conveyed Company, respectively;
     (v) each outstanding Contract with vendors of the Business that resulted in payment in excess of $500,000 in the 2009 Fiscal Year or is expected to result in payment in excess of $1,000,000 in the aggregate within Seller’s fiscal years 2010 and 2011 by the applicable Seller Entity or Conveyed Company, respectively;
     (vi) each Contract materially limiting the ability of the applicable (A) Asset Selling Entity (or following the Closing, the Business) to compete with any Person in connection with such entity’s conduct of the Business or (B) Conveyed Company to compete with any Person in connection with such entity’s conduct of the Business;
     (vii) each material Contract regarding the formation or participation in an equity joint venture with a third party;
     (viii) each Contract pursuant to which any Seller Entity or Conveyed Company (as licensor or licensee) licenses any Intellectual Property material to the Business

(excluding licenses for commercial off-the-shelf computer software that are generally available and which have an acquisition cost of $100,000 or less);
     (ix) collective bargaining or other labor or union Contracts, or any contract with any Business Employees;
     (x) material sales representative contracts and material powers of attorney;
     (xi) each outstanding purchase order from a customer on the back-log report as of September 25, 2009 with a back-log amount in excess of $500,000 (each a “Material Purchase Order”); and
     (xii) any other Contract or purchase order that, to the Knowledge of Seller, is material to the operation of the Business and does not fall into any of the categories above in Section 3.10.
          (b) Other than those identified in Section 3.10(a)(xi) or any purchase order identified in Section 3.10(a)(xii), each Material Contract is in full force and effect.
          (c) There exists no default or event of default by the applicable Asset Selling Entity or Conveyed Company or, to the Knowledge of Seller, any other party to any such Contract or purchase order, with respect to any material term or provision of any Material Contract, any Material Purchase Order or any purchase order identified in Section 3.10(a)(xii).
          Section 3.11 Intellectual Property.
          (a) The applicable Asset Selling Entity or Conveyed Company owns or has the right to use, transfer or assign, free and clear of all Liens other than Permitted Liens, all of the Transferred Intellectual Property. Except as set forth on Schedule 3.11(a) of the Seller Disclosure Letter, there is no claim, demand or proceeding pending against, or, to the Knowledge of Seller, threatened in writing against, any Seller Entity or Conveyed Company which challenges the rights of the Asset Selling Entities or Conveyed Companies in respect of the Transferred Intellectual Property.
          (b) Except as set forth in Schedule 3.11(b) of the Seller Disclosure Letter, to the Knowledge of Seller, the conduct of the Business does not infringe, misappropriate, misuse or violate any Intellectual Property (other than Transferred Intellectual Property) of any Seller Entity, or any Intellectual Property of any other Person, and no Person is infringing the Transferred Intellectual Property.
          (c) Other than Intellectual Property included in the Excluded Assets, the Transferred Intellectual Property and any other Intellectual Property rights granted to Purchaser pursuant to this Agreement, include all of the Intellectual Property owned by Seller or any of its Affiliates that is necessary to conduct the Business in all material respects as currently conducted.

          Section 3.12 Real Property.
          (a) Schedule 3.12(a) of the Seller Disclosure Letter sets forth a list as of the date hereof of all of the real property owned by any of the Asset Selling Entities and the Conveyed Companies used primarily in the Business (collectively, the “Real Property”). An Asset Selling Entity or a Conveyed Company has title in fee simple (or its equivalent under applicable Law) to the Real Property, free and clear of all Liens, other than Permitted Liens and Liens that will be released at or prior to the Closing.
          (b) To the Knowledge of Seller, the Real Property is in compliance in all material respects with all Laws, covenants, conditions, easements, use and occupancy restrictions to which it is subject.
          (c) Schedule 3.12(c) of the Seller Disclosure Letter together sets forth a list as of the date hereof of each real property lease and all leasehold interests (including any prepaid rent, security deposits or options to renew or purchase in connection therewith) in real property of the Conveyed Companies, in each case used in the Business (collectively, the “Real Property Leases”). A list of all Real Property Leases is set forth on Schedule 3.12(c) of the Seller Disclosure Letter and true and complete copies thereof have been made available to Purchaser. Each Real Property Lease is in full force and effect and there exists no material default or material event of default by the applicable Conveyed Company or, to the Knowledge of Seller, any other party to any such Real Property Lease.
          (d) Except as set forth on Schedule 3.12(d) of the Seller Disclosure Letter, to the Knowledge of Seller, there are no material structural defects or material defects in the mechanical or building systems in any facility located on the Real Property.
          (e) Except as set forth on Schedule 3.12(e), the Real Property is neither leased nor occupied, individually or jointly, by any Person other than an Asset Selling Entity, a Conveyed Company, or an Affiliate of either, as applicable. Neither Seller nor any Selling Entity or Conveyed Company have received any notice of any violation of any Laws, any applicable zoning ordinance, covenant, condition, easement, building code, use or occupancy restriction, or default under any occupancy agreements with respect to the Real Property; and to the Knowledge of Seller, there is no existing condition or circumstance which, with the giving of notice or the passage of time or both, would constitute or result in any such violation or default.
          (f) Except as set forth on Schedule 3.12(f), there are no existing property Tax abatement programs or other governmental assistance programs with respect to the Real Property.
          (g) There is no pending, and neither Seller nor any Selling Entity or Conveyed Company has received written notice of any threatened condemnation, expropriation, eminent domain, special assessment or similar proceeding affecting any of the Real Property. There is no pending, and neither Seller nor any Selling Entity or Conveyed Company has received written notice of any threatened fire, health, safety, building, environmental, Hazardous Substances, pollution control, zoning or other land use regulatory proceedings which would have a material and adverse effect on the use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property.
          (h) Seller has made available to Purchaser copies of any and all title policy and underlying title documents, surveys, engineering and geologic reports, maintenance reports and environmental reports in its possession with respect to the Real Property.
          (i) All public utilities necessary for the operation of the Business as currently conducted are installed and operating, and all installation and connection charges with respect to the Real Property that are due and payable by Seller, Selling Entities or the Conveyed Companies, as applicable, have been paid in full.
          Section 3.13 Employee Benefit Plans.
          (a) Each material Benefit Plan that is maintained or sponsored by an Asset Selling Entity and related to a Business Employee or a Conveyed Company is listed on Schedule 3.13(a) of the Seller Disclosure Letter.
          (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and whenever applicable according to the Laws and regulations of the respective country: (i) each Benefit Plan that is maintained by a Conveyed Company which is intended to be “qualified” within the meaning of Section 401(a) of the Code (or such other analogous Law of the respective country in which such plan is maintained) has received a favorable determination letter from the IRS or analogous non-U.S. Governmental Authority (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS or analogous non-U.S. Governmental Authority and is awaiting receipt of a response) and, to the Knowledge of Seller, no event has occurred and no condition exists as of the date hereof which could reasonably be expected to result in the revocation of any such determination; and (ii) to the Knowledge of Seller, no claim, action or litigation has been made or commenced with respect to any Benefit Plan that is maintained by a Conveyed Company (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims). Each Benefit Plan that is maintained by a Conveyed Company has been administered, in all material respects, in accordance with its terms and ERISA, the Code, and other applicable Law. Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws.
          (c) Each Asset Selling Entity and Conveyed Company has paid and discharged all of its Liabilities arising under ERISA, the Code or, as applicable, the Laws and regulations of the respective countries, of a character which, if unpaid or unperformed, would result in the imposition of a Lien against the properties or assets of the Business or result in a governmental enforcement action involving fines or penalties.
          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of any benefit under any Benefit Plan listed on Schedule 3.13(a) of the Seller

Disclosure Letter, or (ii) cause or result in the funding of any Benefit Plan listed on Schedule 3.13(a) of the Seller Disclosure Letter.
          (e) Seller does not maintain any defined benefit pension plan applicable to Business Employees other than its participation in or contribution to statutory pension, retirement or other social plans mandated or made available under applicable Law.
          (f) Other than as set forth in this Section 3.13, Seller does not make any representation or warranty with respect to employee benefit plan matters.
          Section 3.14 Labor and Employment Matters.
          (a) Each Asset Selling Entity and each Conveyed Company is in compliance in all material respects with all applicable Laws applicable to the ownership and operation of the Business respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.
          (b) No unfair labor practice complaint against any Asset Selling Entity or Conveyed Company or any of their representatives or employees in connection with the Business is pending before the National Labor Relations Board or any corresponding non-U.S. labor authority.
          (c) There is no material labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of Seller, threatened in writing, against Seller, any Seller Entity or Conveyed Company involving the Business.
          (d) Schedule 3.14(d) of the Seller Disclosure Letter sets forth, as of the date hereof, a list of all collective bargaining and labor union or similar agreements applicable to any Business Employee. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) or similar Law existing or, to the Knowledge of Seller, threatened in writing, with respect to the operations of the Business.
          (e) No material grievance exists or, to the Knowledge of Seller, is threatened in writing, and no material arbitration proceeding arising out of or under any collective bargaining or similar agreement of any Asset Selling Entity or Conveyed Company is pending. There are no material actions, suits, claims, charges or pending matters relating to any employment, safety or discrimination matters involving any Business Employees.
          (f) The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of Seller concerning labor and employment matters.
          Section 3.15 Taxes.
          (a) Seller has paid or has caused to be paid, or will pay or will cause to be paid (including by Purchaser pursuant to Section 7.1), all material Taxes imposed on the Purchased Assets that have become due and payable on or before the Closing Date, except Taxes being contested in good faith as set forth in Schedule 3.15(a) of the Seller Disclosure Letter and Taxes assumed by Purchaser under this Agreement.
          (b) Seller has timely filed or has caused to be filed, or will file or will cause to be filed, all material Tax Returns required to be filed on or before the Closing Date with respect to the Conveyed Companies, and all Taxes reflected on such Tax Returns have been or will be paid when due except for (i) Taxes not then due and payable, (ii) Taxes otherwise being contested in good faith as set forth in Schedule 3.15(b) of the Seller Disclosure Letter and (iii) Taxes assumed by Purchaser under this Agreement.
          (c) To the Knowledge of Seller: (i) each Conveyed Company has complied in all material respects with the provisions of applicable Law relating to the withholding and payment of Taxes, (ii) since December 31, 2005, none of the Conveyed Companies has agreed to any adjustment under either Section 481(a) or Section 482 of the Code or an analogous provision of applicable Law by reason of a change in accounting method or otherwise, (iii) none of the Conveyed Companies is or has been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code, (iv) none of the Conveyed Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code, and (v) none of the Conveyed Companies has made an election under Treas. Reg. Section 301.7701-3 to be treated as a disregarded entity or as a partnership for U.S. federal income tax purposes.
          (d) Other than as set forth in this Section 3.15, Seller does not make any representation or warranty with respect to Tax matters.
          Section 3.16 Financial Disclosures; No Undisclosed Liabilities.
          (a) The unaudited statements of operations of the Business for the nine months ended June 30, 2009, copies of which are set forth on Schedule 3.16(a)(i) of the Seller Disclosure Letter (the “Financial Disclosures”), fairly present, in conformity with Seller’s accounting policies applied on a consistent basis, the results of operations of the Business for the period then ended. For purposes of this Agreement, the Financial Disclosures are in accordance with GAAP except for the principal items of difference set forth in Schedule 3.16(a)(ii).
          (b) The Asset Selling Entities and Conveyed Companies, taken together, and the Business does not have any obligations or Liabilities (whether accrued, absolute, contingent or otherwise) that are required to be set forth on a consolidated balance sheet prepared in accordance with GAAP, except (i) Liabilities included in Closing Working Capital, (ii) Liabilities incurred in the ordinary course of business after June 30, 2009 which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) Liabilities incurred in connection with the transactions contemplated hereby, (iv) Excluded Liabilities, (v) Liabilities arising from performance obligations under any Contract or Real Property Lease or outstanding purchase order arising in the ordinary course of business and (vi) obligations or Liabilities that may be required by GAAP to be disclosed in footnotes. For the avoidance of doubt, this Section 3.16(b) does not address any matters specifically addressed elsewhere in Article 3.

          Section 3.17 Receivables; Customers.
          (a) Schedule 3.17(a) of the Seller Disclosure Letter provides an accurate and complete breakdown and aging of all Accounts Receivable conveyed to Purchaser hereunder (either directly or through the conveyance of any Conveyed Company) as of June 26, 2009. All existing Accounts Receivable of the Business conveyed to Purchaser hereunder represent valid obligations of customers of the Business.
          (b) As of the date hereof, neither Seller, any Seller Entity nor any Conveyed Company has received, and to the Knowledge of Seller there has not been, any notice indicating that any material customer or material vendor of the Business intends to cease dealing or materially reduce its dealings with Seller or the Seller Entities. To the Knowledge of Seller, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable conveyed to Purchaser hereunder relating to the amount or validity of such Account Receivable.
          Section 3.18 Inventory. With respect to the Inventory of the Business (including Purchased Assets and Inventory owned by any Conveyed Company): (i) such Inventory was acquired, manufactured, assembled or otherwise obtained in the ordinary course of business; (ii) except to the extent of any excess or obsolescence reserves included in Closing Working Capital, such Inventory is not obsolete, defective, excess or otherwise unmerchantable; and (iii) since June 26, 2009, there has been no material write-down of the value of Inventory except as charged against reserves and reflected on Exhibit A.
          Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Seller Entity or Conveyed Company.
          Section 3.20 Title to Purchased Assets; Sufficiency. The Equity Selling Entities own the Equity Interests free and clear of all Liens. Each Conveyed Company owns the assets owned by it free and clear of all Liens except Permitted Liens, and each Asset Selling Entity owns the Purchased Assets owned by it free and clear of all Liens except Permitted Liens. The Purchased Assets and the assets owned by the Conveyed Companies, taken together are sufficient in all material respects for the conduct of the Business conducted as of the date hereof (except for the conduct of the Business related to (i) the Excluded Assets, (ii) shared services utilized both by the Business and the other businesses of Seller and its Affiliates in the categories listed on Schedule 3.20 of the Seller Disclosure Letter and (iii) the Intellectual Property that is governed by Section 5.9(a). Nothing in this Section 3.20 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital, including cash, of the Business as of the Closing or the availability of the same.
          Section 3.21 Absence of Certain Business Practices. Neither Seller, nor any Seller Entity or Conveyed Company, nor any of their respective officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to Seller, the Seller Entities, the Conveyed Companies or any of their business activities or the Business, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of Seller, the Seller Entities, or the Conveyed Companies, or payments from corporate funds to governmental officials in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions.
          Section 3.22 Insurance. Schedule 3.22(a) of the Seller Disclosure Letter sets forth complete and accurate summaries of all claims related to the Business reported during the past three (3) years under any property/casualty insurance policy, including a claims loss history, the amount of any reserve for open claims, the nature of the claim and whether open or closed. Schedule 3.22(b) of the Seller Disclosure Letter sets forth a summary of the property/casualty insurance policies of Seller related to the Business. As of the date hereof, no insurer has advised Seller, any Seller Entity or any Conveyed Company that it intends to reduce coverage or fail to renew any policy listed on Schedule 3.22(b) of the Seller Disclosure Letter.
          Section 3.23 No Heliform Product Manufacturing in India. The equipment that was previously utilized by the Business to manufacture heliform products in India is currently utilized by the Business to make such products in Thailand or has otherwise been disposed of or re-tooled so that it is no longer capable of making heliform products.
          Section 3.24 Exclusivity of Representations. The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to the Conveyed Companies, the Seller Entities, the Business, the Purchased Assets and the Assumed Liabilities. Seller hereby disclaims any other express or implied representations or warranties with respect to the Conveyed Companies, the Asset Selling Entities, any of their respective Affiliates, the Business, the Purchased Assets and the Assumed Liabilities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller as follows:
          Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Ohio.
          Section 4.2 Corporate Authority.
          (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.
          (b) This Agreement, assuming due execution and delivery hereof by Seller, constitutes the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          Section 4.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational document of Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of Purchaser under, or to a loss of any material benefit of Purchaser to which Purchaser is entitled under, any Contract to which Purchaser is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser and any of its Affiliates is a party or is subject and (iii) assuming the accuracy of Section 3.4, materially violate or result in a material breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.
          Section 4.4 Permits. The execution and delivery by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement do not require any material Permits.
          Section 4.5 Third-Party Approvals. The execution, delivery and performance by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the transactions contemplated hereby and thereby, do not require any material consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained or effected by Purchaser.
          Section 4.6 Financial Capability. As of the date hereof and on the Closing Date, Purchaser has and will have sufficient funds to pay the Aggregate Purchase Price and to perform and discharge all of its other obligations hereunder, on the terms and conditions provided in or contemplated by this Agreement.
          Section 4.7 Securities Act. Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Equity Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment.
          Section 4.8 Investigation by Purchaser; Seller’s Liability.  Purchaser has conducted its own independent investigation, verification, review and analysis of the operations, assets, liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Business, the Conveyed Companies and the Purchased Assets by Purchaser after the Closing, which investigation, review and analysis was conducted by Purchaser and, to the extent Purchaser deemed appropriate, by its Affiliates and the Purchaser Representatives. Purchaser has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the Seller Entities and Conveyed Companies or any of Seller’s or its Affiliates’ Representatives or any due diligence materials (except the representations and warranties of Seller set forth in Article III).
          Section 4.9 No Litigation. There is no material action, Order outstanding, suit, litigation, legal proceeding or arbitration pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator which would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.
          Section 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
          Section 4.11 Solvency. Purchaser is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby and assuming the accuracy of the representations and warranties set forth in Article III herein, Purchaser and its Subsidiaries will be Solvent and will have adequate capital to carry on their respective businesses.
          Section 4.12 Confidentiality Agreement. Purchaser and its Affiliates that are subject to the terms of the Confidentiality Agreement and the Purchaser Representatives have complied in all material respects with the terms of the Confidentiality Agreement including the restrictions on contacting other potential acquirers of the Business and the restriction on limiting Purchaser’s financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Business.
          Section 4.13 Absence of Arrangements with Management. Except for employment contracts to be effective after Closing, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Purchaser or any of its Affiliates, on the one hand, and any member of the management of the Business, on the other hand, relating to the transactions contemplated by this Agreement or the operation of the Business after the Closing.

ARTICLE V
COVENANTS
          Section 5.1 Information and Documents.
          (a) From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Order, upon reasonable advance notice to Seller, Seller shall permit Purchaser and its Representatives to have supervised, reasonable access, during regular normal business hours, to the Business Employees, the employees of Seller or one of its Affiliates with knowledge of the Business and to the assets, books properties and records of the Seller Entities and the Conveyed Companies relating primarily to the Business, and shall make available to Purchaser such financial and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the Seller Entities’ or the Conveyed Companies’ operation of their respective businesses, including the Business; and provided, further, that neither Seller nor its Affiliates shall be required to take any action which would constitute a waiver of attorney-client privilege.
          (b) All information received by Purchaser and given by or on behalf of the Seller Entities and the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.
          (c) It is expressly understood and agreed that, without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any of the properties of the Asset Selling Entities or the Conveyed Companies.
          Section 5.2 Conduct of Business.
          (a) From and after the date hereof to the earlier of (i) the termination of this Agreement and (ii) the Closing Date, except (A) as otherwise contemplated, permitted or required by this Agreement, (B) as Purchaser shall otherwise consent in writing (for purposes of this Section 5.2(a), such consent may be given by e-mail and shall be effective upon receipt by Seller), which consent shall not be unreasonably withheld, delayed or conditioned or (C) as may be necessary or advisable, in the sole discretion of Seller, to remove any Excluded Assets from any Conveyed Company, Seller covenants and agrees that it shall cause the officers of each Asset Selling Entity and each Conveyed Company, in each case with respect to the Business, to operate the Business in the ordinary course consistent with past practices, including without limitation:
     (i) not sell, lease, license, abandon or otherwise dispose of any material assets used in the Business, except (A) in the ordinary course of the Business, (B) to another

Conveyed Company or Asset Selling Entity (so long as the assets remain included in the Purchased Assets or in a Conveyed Company) or (C) except as contemplated hereby;
     (ii) not increase or enhance the compensation or benefits of the Business Employees other than in the ordinary course of the Business, as required by applicable Law or pursuant to the terms of any Contract as in effect on the date hereof;
     (iii) not change, amend or restate the charter, certificate of formation or incorporation, operating agreement or bylaws (or other comparable organizational or governing documents) of any Conveyed Company;
     (iv) not authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, any Conveyed Company or (B) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any Conveyed Company or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Conveyed Company;
     (v) not write-off as uncollectible any notes or Accounts Receivable of the Business, except any write-off of such notes and Accounts Receivable that are fully reserved for in a manner consistent with the policies and principles set forth on Exhibit A;
     (vi) not split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;
     (vii) not (A) incur any Indebtedness, other than short-term Indebtedness or by borrowings under existing credit facilities, or (B) make any loans or advances to any other Person, other than routine advances to employees in the ordinary course of the Business;
     (viii) other than in the ordinary course of business, not (A) make any material Tax election not required by Law that would have a continuing effect on the Conveyed Companies following the Closing Date or (B) settle or compromise any material Tax liability for which Purchaser is responsible under Section 7.2;
     (ix) except as required by GAAP or Applicable Law, not make any material change in the Business’ methods, principles and practices of accounting; and
     (x) not execute any Contract or letter of intent (whether or not binding) or other commitment, whether or not in writing, to do any of the foregoing.
          (b) Notwithstanding anything contained in this Agreement to the contrary, Seller, the Seller Entities and the Conveyed Companies shall be permitted to (i) maintain through the Closing Date the cash management system of the Business and the cash management procedures as currently conducted by Seller, the Seller Entities and the Conveyed Companies, (ii) withdraw all Cash and Cash Equivalents from each Conveyed Company and each Asset Selling Entity immediately prior to the Closing (it being understood that nothing in this Agreement shall require Seller to ensure or otherwise convey to Purchaser any Closing Cash) and (iii) settle any intercompany accounts in a manner Seller deems appropriate so long as the settlement of all Assumed Intercompany Receivables and Assumed Intercompany Payables are accurately reflected in the Working Capital. Notwithstanding anything contained in this Agreement to the contrary, the Asset Selling Entities and the Conveyed Companies shall be permitted to borrow funds from Seller or its Affiliates as is necessary to operate the Business in the ordinary course and repay such borrowings in the ordinary course. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business, the Purchased Assets or the Conveyed Companies prior to the Closing Date. During the period from the date of this Agreement until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing Date, Purchaser shall not knowingly take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the transactions contemplated by this Agreement, permit or cause any of its Subsidiaries or Affiliates to do any of the foregoing or agree or commit to do any of the foregoing, or agree in writing or otherwise to take any of the foregoing actions.
          Section 5.3 Efforts to Close. Except as otherwise set forth in Section 5.4, subject to the terms and conditions set forth herein, and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.
          Section 5.4 Antitrust Laws.
          (a) Purchaser shall: (i) as promptly as practicable but in no event later than the fifteenth (15th) day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; (ii) use its best efforts to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other applicable Antitrust Law, as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (iv) consult and cooperate with Seller, and consider in good faith the views of Seller, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. Purchaser shall not communicate with any Antitrust Authority, whether orally or in writing, without notifying Seller. Seller shall (x) as promptly as practicable but in no event later than the fifteenth (15th) day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; and (y) consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. Each of the Parties will promptly notify the other Party of any written communication made to or received by such Party from any Antitrust Authority regarding any of the transactions contemplated hereby. Neither Party will participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend, and furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.
          (b) Each Party shall be responsible for the fees, costs and expenses it incurs in connection with making such filings under the Antitrust Laws.
          (c) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby.
          (d) Each Party shall use its reasonable best efforts to take all actions requested by any Antitrust Authority, or reasonably necessary to resolve any objections that may be asserted by any Antitrust Authority, with respect to the transactions contemplated by this Agreement under any Antitrust Law.
          (e) Neither Purchaser nor any of its Affiliates shall be required to (x) sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, the Business, the Purchased Assets, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, or any Conveyed Company, (y) take or commit to take such other actions that may limit Purchaser, its Affiliates, or any Conveyed Company’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, or (z) enter into any Order, consent decree or other agreement to effectuate any of the foregoing.
          Section 5.5 Business Employees and Employee Benefits.
          (a) The employment of any Conveyed Company Business Employee shall not terminate upon the Closing, but shall continue with such Business Employees’ years of service carried over for all purposes and, for a period ending not less than 12 months after the Closing Date, (1) at a rate of pay at least equal to, (2) with severance entitlements not less favorable than, and (3) with other employee benefits, perquisites and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans) not substantially less favorable in the aggregate than, the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment provided to the Conveyed Company Business Employee, immediately prior to the Closing Date.
          (b) With regard to any Asset Selling Entity Business Employee, within a reasonable period of time (but not less than 30 days) prior to the Closing Date, Purchaser or its Affiliates, as appropriate, shall offer employment to each such Asset Selling Business Employee commencing as of the Closing Date, except for those individuals listed on Schedule 1.1(d) of the Seller Disclosure Letter. Purchaser or its Affiliates, as appropriate, shall employ such Business Employees in the same job or position as in effect immediately prior to the Closing Date and (x) at a rate of pay at least equal to, (y) with severance entitlements not less favorable than, and (z) with other employee benefits, perquisites and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans) not substantially less favorable in the aggregate than, the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment provided to the Business Employee, or to which the Business Employee would be entitled, upon commencing employment with Seller, immediately prior to the Closing Date. For purposes of this Section 5.5, “pay” shall include base salary or wages plus any commission, variable pay target bonus, incentive compensation, premium pay, overtime and shift differentials, but not stock options or other equity-based compensation. Purchaser, at the time such employment offers are so extended, shall provide to Seller appropriate information regarding employment terms and conditions offered to the Business Employees, which shall conform in all respects to the provisions of this Section 5.5. Purchaser shall consult with Seller prior to the extension of employment offers with respect to communicating the offers to the Business Employees. Each Business Employee who accepts such offer of employment shall become an employee of Purchaser or one of its Affiliates on the Closing Date and is referred to as a “Transferred Employee,” and all such employees collectively are referred to as the “Transferred Employees.”
          (c) For a period of at least 12 months following the Closing Date, Purchaser covenants and agrees to continue to provide each Transferred Employee with the pay, severance, benefits, perquisites and terms and conditions of employment described in Section 5.5(b), unless the Transferred Employee’s employment is sooner terminated (other than in the case of severance or similar termination pay and benefits).
          (d) Provision of Health Benefits; Certain Welfare Plan Matters. Subject to the provisions of Section 5.5(a), effective commencing on the Closing Date (i) in countries in which Purchaser or one of its Affiliates currently operates, Purchaser shall enroll Transferred Employees in its currently sponsored health plans and programs, and (ii) in other countries, Purchaser shall provide or cause to be provided, coverage to all such Transferred Employees and their respective spouses and dependents, under a group health plan sponsored by Purchaser or one of its Affiliates. With respect to such health plan and any other welfare benefit plans in which Transferred Employees are eligible to participate following the Closing, Purchaser shall, subject to applicable Laws of the respective countries, use best efforts to (y) ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employees or their dependents or beneficiaries, and (z) provide or cause to be provided that any costs or expenses incurred by the Transferred Employees (and their respective dependents and beneficiaries) up to (and including) the Closing Date shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans. Purchaser shall be responsible under the employee welfare benefit plans of Purchaser for all amounts payable by reason of claims incurred by Transferred Employees and their eligible dependents and beneficiaries after the Closing Date.
          (e) Severance. Without limiting the generality of the foregoing, Purchaser shall have in effect for at least 12 months following the Closing Date severance and retention plans, practices and policies applicable to each Transferred Employee on the Closing Date that are not less favorable than such policies in effect immediately prior to the Closing Date with respect to such Transferred Employee. Purchaser shall indemnify and hold harmless Seller from any Liabilities arising under any of the severance cost categories listed on Schedule 5.5(e) of the Seller Disclosure Letter with respect to (i) any Asset Selling Entity Business Employee that does not become a Transferred Employee and (ii) those individuals listed on Schedule 1.1(d) of the Seller Disclosure Letter. For the avoidance of doubt, Purchaser shall not be responsible for any employment-related costs, including severance, for any Asset Selling Business Employee that does not become a Transferred Employee that Seller voluntarily elects in its sole discretion to continue to employ the applicable Asset Selling Entity after the Closing Date.
          (f) Liabilities. As of the Closing, each Transferred Employee shall cease active participation in, and to the extent applicable, shall cease accruing benefits under, each Benefit Plan other than, to the extent applicable, the Benefits Plans that are maintained by a Conveyed Company. Immediately prior to the Closing, Seller shall cease all responsibility for and liability with respect to coverage for any Transferred Employee under the Benefit Plans set forth on Schedule 3.13(a) of the Seller Disclosure Letter. From and after the Closing Date, Purchaser shall assume, honor and be solely responsible for paying, providing and satisfying when due the following: (i) all vacation, personal days, sick pay and other paid time off for Transferred Employees earned but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, (ii) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Laws and under any Benefit Plan, and all other liabilities, in each case accruing, incurred or arising as a result of employment or separation from employment with Purchaser after the Closing Date with respect to Transferred Employees, and (iii) severance and termination pay, notice or other liabilities accruing, incurred or arising as a result of separation from employment of (A) any Conveyed Company Business Employee (including those who choose to terminate their employment as a result of the transactions contemplated herein) or (B) any

Transferred Employee, on or after the Closing Date. In the event that Seller is required to honor, pay or provide any of the items contemplated to be assumed, honored, paid or satisfied by Purchaser hereunder, then Purchaser will indemnify and hold harmless Seller for any such items so honored, paid or provided by Seller.
          (g) Effective as of the Closing, Purchaser shall be responsible for providing COBRA continuation coverage to the Transferred Employees who are employees in the United Sates with respect to which COBRA is applicable. Further, to the extent COBRA continuation coverage is required to be provided, Purchaser shall assume responsibility for any Transferred Employees who become “M&A qualified beneficiaries” (within the meaning of Code Section 4980B) by the transactions contemplated by this Agreement.
          (h) Credited Service. With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser, to the extent permitted under applicable Law, Purchaser shall recognize or shall cause its Affiliates to recognize, for all Transferred Employees from and after the Closing Date, credit for all service with Seller, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, early retirement subsidies, severance and, subject to the next sentence, benefit accrual. Notwithstanding the foregoing, no such service shall be counted to the extent it creates a right to duplicative benefits under any Seller plan or Purchaser plan.
          (i) No Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 10.6, nothing in this Section 5.5, express or implied, is intended to constitute an amendment to any Benefit Plan or confer on any employee or other person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.
          Section 5.6 Wage Reporting. Purchaser and Seller shall utilize, or cause their Affiliates to utilize, the standard procedure set forth in Section 4 of Rev. Proc. 2004-53, with respect to United States wage reporting for the full calendar year in which the Closing occurs, pursuant to which Purchaser and Seller shall report on a “predecessor-successor” basis, as set forth therein.
          Section 5.7 Non-Competition. For a period of three (3) years after the Closing Date (the “Restricted Period”), (a) Seller shall not, and shall ensure its Affiliates shall not, manufacture Restricted Products for sale to customers that are engaged in the electric utility business in Australia Brazil, Canada, China, Indonesia, Malaysia, Mexico, Poland, South Africa, Spain, Thailand, United Kingdom and the United States and its territories (the “Restricted Customers”) and (b) Seller shall provide Buyer the opportunity to submit a bid to Seller for any Restricted Products proposed to be sold to a Restricted Customers, provided, that Seller shall not be obligated to accept any such bid based on those business factors that Seller deems relevant. Purchaser shall designate to Seller in writing the person to whom Seller shall contact in connection with its obligations in Section 5.7(b), which person shall initially be Dennis F. McKenna. Notwithstanding the foregoing, the provisions of this Section 5.7 shall not apply to (i)

any manufacturing or sales related to an acquisition of the business of any third party (whether by merger, stock purchase, investment or otherwise) or through the acquisition of the assets of any third party except for any third party that at the time of such acquisition derives greater than fifty-percent (50%) of its revenue from the sale of Restricted Products to the Restricted Customers (ii) third party or any of its Affiliates that acquires an interest in Seller or its Affiliates or (iii) to any party as of and following such time that such Person ceases to be an Affiliate of Seller.
          Section 5.8 Collection of Accounts Receivable. If the Closing occurs, Seller shall promptly forward to Purchaser any monies, checks or instruments received by Seller or any of its Affiliates after the Closing Date with respect to the accounts receivable purchased by Purchaser.
          Section 5.9 Intellectual Property Rights and Restrictions.
          (a) Promptly upon the Closing, Purchaser shall cause each division of the Business and each Conveyed Company (each, a “Purchased Division”) to change its name to a name that does not include “Tyco”, “Tyco Electronics”, any of Seller’s Marks or any derivatives thereof or anything confusingly similar thereto and Purchaser, each Affiliate thereof, the Purchased Division(s) and their respective directors, officers, successors, assigns, agents or representatives shall not register or attempt to register, and shall not directly or indirectly use (except as permitted in this Section 5.9(a)), in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register, in connection with any products or services anywhere in the world in any medium, any name, mark or symbol that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin set forth on Schedule 5.9(a) of the Seller Disclosure Letter or any other indicia of origin characterized as an Excluded Asset under this Agreement (collectively, “Seller’s Marks”), nor shall any of them challenge or assist any third party in opposing the rights of Seller or any Affiliate of Seller anywhere in the world in any such Intellectual Property. For the avoidance of doubt, in no event shall any of the Transferred Intellectual Property be deemed to constitute Intellectual Property that includes, is identical to or is confusingly similar to, any of Seller’s Marks. Purchaser acknowledges and agrees that (except as provided for in this Section 5.9(a)) no right or grant is provided for herein for Purchaser or any Purchased Division to (i) use any of Seller’s Marks alone or in combination with any other mark, name or term or (ii) grant sublicenses to any of Seller’s Marks for any purpose whatsoever. Subject to the restrictions set forth herein, Seller hereby grants to Purchaser effective as of the Closing Date a personal, worldwide, nonexclusive, royalty-free and fully paid license for four (4) months after the Closing Date, to use tools, dies and molds acquired by Purchaser hereunder which carry one or more of Seller’s Marks to be cast, struck or molded into Inventory. Purchaser shall in any event phase out such use of such tools, dies and molds as soon as is reasonably practicable and, in particular, shall if practicable remove the cast for such marks from each such tool, die or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished. Notwithstanding the foregoing, Seller hereby grants to Purchaser, effective as of the Closing Date, a personal, worldwide, nonexclusive, royalty-free and fully paid license to use Seller’s Marks solely with respect to Inventory as of the Closing Date. Such limited license shall terminate four (4) months after the Closing Date regardless of whether or not Inventory branded with Seller’s Marks remain in Inventory of Purchaser or any Purchased

Division. Inventory subject to this license does not need to be rebranded if sold prior to termination of the four-month license period. All use of Seller’s Marks as permitted hereunder shall inure to the benefit of Seller. Purchaser shall ensure that immediately following the Closing Date any hypertext links to Internet websites operated by Seller or its Affiliates and any other use of Seller’s Marks are removed from any Internet web sites operated by any Purchased Division or included in the Purchased Assets.
          (b) Promptly upon the Closing, Seller shall cause each of its Affiliates, as applicable, to change its name to a name that does not include “Dulmison”, any of the Transferred Intellectual Property Marks or any derivatives thereof or anything confusingly similar thereto and Seller, its Affiliates and their respective directors, officers, successors, assigns, agents or representatives shall not register or attempt to register, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register, in connection with any products or services anywhere in the world in any medium, any name, mark or symbol that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin set forth on Schedule 5.9(b) of the Seller Disclosure Letter or characterized as a Purchased Asset under this Agreement (collectively, “Purchased Marks”), nor shall any of them challenge or assist any third party in opposing the rights of Purchaser or any Affiliate of Purchaser anywhere in the world in any such Intellectual Property. Notwithstanding the foregoing, from and after the Closing Date:
     (i) Purchaser hereby grants to Seller and its Affiliates a perpetual, worldwide, nonexclusive, nontransferable (except as set forth herein), royalty-free and fully-paid license under the Transferred Intellectual Property (other than Purchased Marks) to make, have made, use, sell, offer for sale and import, reproduce, perform, display or distribute any products derived from or related to the Insulator Business.
     (ii) Purchaser hereby grants to Seller and its Affiliates a three (3) year, worldwide, nonexclusive, nontransferable (except as set forth herein), royalty-free and fully-paid license under the Purchased Marks to use, reproduce and affix the Purchased Marks solely in connection with the Insulator Business.
     (iii) Purchaser hereby grants to Seller and its Affiliates an irrevocable, worldwide, nonexclusive, nontransferable (except as set forth herein), royalty-free and fully-paid license under the Purchased Marks (A) to use the Purchased Marks in any marketing materials existing on the date of the Closing until the time that such marketing materials are consumed in the ordinary course of business (but in no event longer than twelve (12) months after the Closing Date), (B) for four (4) months after the Closing Date to use any tools, dies and molds which carry the Purchased Marks, other than with respect to (1) high voltage connector systems for sub-stations and (2) low voltage products, for which such period shall be nine (9) months, and (C) for Inventory existing on the date of Closing and any Inventory created with such tools, dies or molds (but in no event longer than one (1) year after the Closing Date, other than other than with respect to (1) high voltage connector systems for sub-stations and (2) low voltage products, for which such period shall be eighteen (18) months); provided, however, that nothing in this clause (iii) shall relieve Seller from its obligation to comply with Section 5.7.

The licenses contemplated in Sections 5.9(b)(i),(ii) and (iii) shall include the right of Seller and its Affiliates to grant sublicenses solely to any third party that acquires from Seller or any of its Affiliates, whether by a stock sale, an asset sale, or a merger or consolidation, (x) in the case of Sections 5.9(i) and (ii), the Insulator Business and (y) in the case of Section 5.9(iii), any of their business units or product lines.
          Section 5.10 Resale or Other Exemption Certificates. At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all states and localities identified by Seller in Schedule 5.10 of the Seller Disclosure Letter as jurisdictions in which Inventory is to be transferred. Notwithstanding the provisions of Section 7.3(d), to the extent any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Purchaser, Seller and Purchaser agree that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne by Purchaser.
          Section 5.11 Post-Closing Information.
          (a) Except with respect to Tax Records, which are covered exclusively by Section 7.9, for a period of seven (7) years following the Closing, upon written advance request from a Party (“Requesting Party”), the other party shall, and shall cause its Affiliates to, afford to the Requesting Party and its Representatives reasonable access during regular normal business hours to the properties, books and records and employees of the party with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business, or to enable the Requesting Party and its Representatives to satisfy its financial reporting obligations.
          (b) After the Closing, each Party (including its outside accountants) shall have reasonable access, during normal business hours and upon reasonable notice, to the records of the Business and to personnel of the other Party or its Affiliates as it relates to the Business and to any other information or personnel that such Party reasonably requests, in connection with completing the audit of its accounts.
          Section 5.12 Indemnification of Officers and Directors.
          (a) The certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Companies shall contain provisions no less favorable with respect to indemnification of officers and directors serving in these capacities at Closing than are set forth in such documents immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were present or former managers, members, directors, officers, employees or agents of the Conveyed Companies (each, together with such person’s heirs, executors or administrators, a “Conveyed Company Covered Person”) relating to service prior to the Closing.
          (b) Purchaser shall cause to be maintained in effect for six (6) years after the Closing the current policies of the directors’ and officers’ liability insurance maintained by or on behalf of the Conveyed Companies with respect to matters occurring prior to the Closing; provided, that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable than the existing policies (including with respect to the period covered) with at least 30 days notice to Seller (which notice shall contain all material terms of such substituted policy), with Seller being responsible for the cost of such insurance that exceeds the cost of the applicable insurance in effect as of the time of Closing. Upon notice of planned substitution by Purchaser, Seller may, at its option upon notice to Purchaser with in 30 days of receiving Purchaser’s planned substitution notice, choose to take over Purchaser’s obligations under this Section 5.12, in which case Purchaser shall be responsible for, and shall pay to Seller, the cost of the applicable insurance in place at the time of Closing.
The rights of each Conveyed Company Covered Person pursuant to this Section 5.12 shall be in addition to, and not in limitation of, any other rights such Conveyed Company Covered Person may have under the certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Companies, any other indemnification arrangement, applicable Laws or otherwise. The provisions of this Section 5.12 shall survive the consummation of the transactions contemplated hereby and are expressly intended to benefit each Conveyed Company Covered Person.
          Section 5.13 Replacement of Parent Guarantees.
          (a) Prior to the Closing Date, Purchaser shall use its reasonable best efforts to, effective as of the Closing Date, (i) cause to be terminated each of the parent guarantees listed on and described in Schedule 5.13(a)(i) of the Seller Disclosure Letter or any guarantees entered into after the date hereof in the ordinary course of the Business (including renewals and extensions of any of the foregoing) (the “Parent Guarantees”) and (ii) replace the letters of credit set forth on Schedule 5.13(a)(iii) of the Seller Disclosure Letter or any letters of credit issued after the date hereof in the ordinary course of the Business by Seller or any of its Affiliates (other than the Conveyed Companies) in support of any obligation of the Business (the “Parent LofCs”) and terminate any related reimbursement obligations or other Contracts between and among Seller and its Affiliates (other than the Conveyed Companies), on the one hand, and the beneficiary of any such Parent Guarantee or the provider of any such Parent LofC, on the other hand. In the event that any such Parent Guarantee or Parent LofC or any such reimbursement obligation or other Contract remains outstanding as of the Closing Date, Purchaser shall deliver to Seller at the Closing an unconditional letter of credit in form and substance satisfactory to Seller in its reasonable discretion from a bank or other financial institution acceptable to Seller in its reasonable discretion for (A) in the case of any such Parent Guarantee, the aggregate amount that may be payable under such Parent Guarantee or (B) in the case any such Parent LofC, the amount of such Parent LofC.
          (b) To the extent Purchaser is unable to terminate or replace a Parent Guarantee or Parent LofC or obtain the beneficiary’s consent to the substitution thereof prior to the Closing as contemplated by Section 5.13(a), Purchaser shall have a continuing obligation after the Closing to use its reasonable best efforts to have any such Parent Guarantee terminated or replaced in a manner consistent with Section 5.13(a) and to have any such Parent LofC terminated. To the extent that Seller or any of its Affiliates has performance obligations under any such Parent Guarantee, Purchaser and its Affiliates shall use their respective reasonable best efforts to perform such obligations on behalf of such party or otherwise take such action as reasonably requested by Seller so as to put such party in the same position as if Purchaser (or its Affiliates), and not such party, had performed or were performing such obligations. Purchaser shall not, and shall not permit the Business without first consulting with Seller, to enter into any amendment or waiver with respect to, or exercise any renewal option or other similar provision under, any Contract, agreement, lease or other arrangement that is the subject of a Parent Guarantee or Parent LofC that has the effect of extending the term of such Contract, agreement, lease or other arrangement beyond its current term or otherwise increasing the exposure under the applicable Parent Guarantee or Parent LofC. Notwithstanding Seller’s obligation to consult with Purchaser in connection with the foregoing sentence, neither Seller nor any of its Affiliates shall have any obligation to extend the term, or otherwise agree to any amendment or waiver, of any Parent Guarantee that remains outstanding after the Closing.
          Section 5.14 Exclusive Dealing.
          (a) During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, Seller shall not take, and shall cause the Seller Entities and their respective Affiliates and Representatives to refrain from taking, any action, directly or indirectly, to solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser (and its Affiliates and the Purchaser Representatives), concerning the purchase of the Business (whether by merger, recapitalization or other similar transaction).
          (b) Immediately following the execution of this Agreement, Seller shall, and shall cause its Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Purchaser (and its Affiliates and the Purchaser Representatives), concerning the purchase of the Business.
          Section 5.15 No Hire and Non-Solicitation of Employees.
          (a) Neither Seller nor any of its Affiliates will at any time prior to eighteen (18) months from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Conveyed Company Business Employees or Transferred Employees specified on Schedule 5.15(a) of the Seller Disclosure Letter without Purchaser’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Conveyed Company Business Employees or Transferred Employees specified on Schedule 5.15(a) of the Seller Disclosure Letter, who is not terminated by Purchaser or any of its Affiliates subsequent to the Closing, without Purchaser’s prior written consent. For purposes of this Section 5.15, the term “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; provided, that such searches are not focused or targeted on Persons specified on Schedule 5.15(a) or Schedule 5.15(b) of the Seller Disclosure Letter.

          (b) Neither Purchaser nor any of its Affiliates will at any time prior to eighteen (18) months from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the employees of Seller and its Affiliates specified on Schedule 5.15(b) of the Seller Disclosure Letter without Seller’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the employees of Seller and its Affiliates specified on Schedule 5.15(b) of the Seller Disclosure Letter, who is not terminated by Seller or any of its Affiliates subsequent to the Closing, without Seller’s prior written consent.
          Section 5.16 Post-Closing Obligations for Leases. Purchaser shall not, without the prior written consent of Seller, exercise any right with regard to, or enter into, any amendment, renewal, modification or waiver of any Real Property Lease that could extend the term thereof beyond its then-current term with respect to any Real Property Lease as to which Seller or one of its Affiliates remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee, under such lease. Notwithstanding the foregoing, with respect to any Real Property Lease that involves a month-to-month tenancy and with respect to which Seller or one of its Affiliates remains the leasing party, or a guarantor or is otherwise secondarily liable, in no event shall Purchaser extend such Real Property Lease (or otherwise continue or renew such month-to-month tenancy) later than the date that is twelve (12) months after the Closing Date. Nothing in this Agreement shall be deemed to prevent Purchaser from seeking a novation of, or entering into a new lease for the Leased Real Property relating to, any Real Property Lease as to which Seller remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee under such lease so long as such novation or new lease contains a full release of all obligations of Seller and/or its Affiliate, as the case may be, under such Real Property Lease.
          Section 5.17 Confidentiality.
          (a) Each party agrees to continue to abide by the Confidentiality Agreement, the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect. Except as contemplated by Section 10.6, the existence of this Agreement and the terms hereof and thereof (including the Exhibits and Schedules appended hereto and thereto and the Seller Disclosure Letter) will be deemed “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.
          (b) From and after the Closing Date, Seller shall (and shall cause its Affiliates to) keep in strict confidence, and will not, directly or indirectly, at any time, disclose, divulge or make available to any Person, or use for commercial purposes (i) any confidential or proprietary information of the Conveyed Companies or included as part of the Purchased Assets, or (ii) any other confidential or proprietary information of Purchaser or its Affiliates furnished to Seller or its Affiliates in connection with the transactions contemplated by this Agreement, in each case, without the prior written consent of Purchaser unless (A) contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, (B) compelled to disclose such information by judicial or administrative process or (C) by other requirements of applicable

Law or except to the extent such documents or information can be shown to have been (x) in the public domain through no fault of Seller or any of its Affiliates or (y) later lawfully acquired by Seller or any of its Affiliates from sources other than those related to its prior ownership of the Business. In the event that Seller or any of its Affiliates is compelled to disclose any such confidential or proprietary information by judicial or administrative process or by other requirements of applicable Law, to the extent reasonably practicable and subject to applicable Law, Seller shall promptly notify Purchaser of such event and reasonably cooperate with Purchaser in commercially reasonable efforts to quash such judicial or administrative process or otherwise protect the confidentiality of the confidential or proprietary information of Purchaser or its Affiliates.
          (c) From and after the Closing Date, Purchaser shall (and shall cause its Affiliates to) keep in strict confidence, and will not, directly or indirectly, at any time, disclose, divulge or make available to any Person, or use for commercial purposes, any confidential or proprietary information of Seller or its Affiliates furnished to Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement without the prior written consent of Purchaser unless (A) contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, (B) compelled to disclose such information by judicial or administrative process or (C) by other requirements of applicable Law or except to the extent such documents or information can be shown to have been (x) in the public domain through no fault of Seller or any of its Affiliates or (y) later lawfully acquired by Purchaser or any of its Affiliates from sources other than those related to its ownership of the Business. In the event that Purchaser or any of its Affiliates is compelled to disclose any such confidential or proprietary information by judicial or administrative process or by other requirements of applicable Law, to the extent reasonably practicable and subject to applicable Law, Purchaser shall promptly notify Seller of such event and reasonably cooperate with Seller in commercially reasonable efforts to quash such judicial or administrative process or otherwise protect the confidentiality of the confidential or proprietary information of Seller or its Affiliates.
          Section 5.18 Insurance Recovery. With respect to events relating to the Conveyed Companies, Purchased Assets or Assumed Liabilities that occurred or existed prior to the Closing Date that are covered by Seller’s or its Affiliates’ occurrence-based third-party liability insurance policies, Purchaser may reasonably request Seller to, and Seller shall, make claims under such policies to the extent such coverage and limits are available under such policies; provided, however, that Seller shall not be required to pay any amount to Purchaser pursuant to this Section 5.18 unless and until it has received payment associated with claims under such policies from the third-party insurer (net of any deductible or other itemized reasonable out of pocket costs or expenses related to such claims ). Purchaser and Seller shall cooperate in connection with making such claim and each Party shall provide the other with all reasonably requested information necessary for Seller to make such claim.
          Section 5.19 Foreign Corrupt Practices Act.
          (a) In connection with any violation, alleged violation or inquiry regarding a potential violation of the Foreign Corrupt Practices Act or similar law in other countries by Seller, any Seller Entity, any Conveyed Company or any Affiliate of any thereof that relates to the pre-closing operation of the Business and for which Seller retains liability under this

Agreement, including under Article VIII for a breach of Section 3.21, (i) each Party shall notify the other as soon as practicable of the notifying Party’s receipt of any communication from any Governmental Authority with respect thereto; (ii) Purchaser shall notify Seller prior to Purchaser’s initiation of any communication to any Governmental Authority with respect thereto, to enable Seller to consider and comment thereon in advance and, except as required by applicable Laws, Seller shall notify Purchaser prior to Seller’s initiation of the initial or any other material communication to any Governmental Authority with respect thereto, except for the matter set forth on Schedule 5.19(a) of the Seller Disclosure Letter for which Seller already has received notice; (iii) each Party shall provide the other Party access to data, records and employees as timely as practicable in response to that other Party’s reasonable request therefor, in connection with communications with Governmental Authorities and attendance at conferences, discovery proceedings, hearings, trials or appeals, and shall use its commercially reasonable efforts to cause the requisite employees to participate therein; and (iv) the Parties shall cooperate reasonably in efforts to secure access to former employees or third parties with information relevant to any such violation, alleged violation or inquiry. Notwithstanding anything to the contrary in this Agreement, (x) Seller shall pay all reasonable out-of-pocket costs and expenses attendant to the matters referred to in clauses (i) — (iv) of the immediately preceding sentence, and (y) Seller shall at its sole option either (A) select counsel reasonably satisfactory to Purchaser to represent Purchaser in connection with any such violation, alleged violation or inquiry and make timely payment of all fees and expenses of such counsel, provided that Willkie Farr & Gallagher LLP is deemed satisfactory to Purchaser, or (B) reimburse Purchaser for all fees and expenses of counsel selected by Purchaser for that purpose, in each case within 30 days after Seller’s receipt of counsel’s invoice therefor. Seller shall elect to proceed under clause (y)(A) or (B) of the immediately preceding sentence within fifteen (15) days after its receipt of any written request from Purchaser therefor, accompanied by a written description of any communication or other event that gave rise to Purchaser’s need for such counsel. If Seller elects to proceed under clause (y)(A) hereof, Purchaser may retain its own counsel in addition, at Purchaser’s expense, and Seller shall cause counsel retained by it to consult, at Purchaser’s reasonable request, with such counsel retained by Purchaser.
          (b) In connection with any violation, alleged violation or inquiry regarding a potential violation of the Foreign Corrupt Practices Act or similar law in other countries by Seller, any Seller Entity, any Conveyed Company or any Affiliate of any thereof that relates to the pre-Closing operation of the Business and for which Purchaser may incur liability and Seller does not retain liability under this Agreement, (i) each Party shall notify the other as soon as practicable of receipt of any communication from any Governmental Authority with respect thereto; (ii) each Party shall notify the other Party prior to the notifying Party’s initiation of any communication to any Governmental Authority with respect thereto, to enable the notified Party to consider and comment thereon in advance, provided, that except as may otherwise be required by applicable Laws, Seller shall not initiate any communication to any Governmental Authority with respect thereto without Purchaser’s prior written consent; (iii) Seller shall provide Purchaser access to data, records and employees as timely as is practicable in response to Purchaser’s reasonable request therefor, in connection with communications with Governmental Authorities and attendance at conferences, discovery proceedings, hearings, trials or appeals, and shall use its commercially reasonable efforts to cause the requisite employees to participate therein, and (iv) Seller shall cooperate reasonably in efforts to secure access to former employees or third parties with information relevant to any such violation, alleged violation or inquiry. Purchaser shall pay all reasonable out-of-pocket costs and expenses attendant to the matters referred to in clauses (i) — (iv) of the immediately preceding sentence. Seller may retain its own counsel in addition, at Seller’s expense, and Purchaser shall cause counsel retained by it to consult, at Seller’s reasonable request, with such counsel retained by Seller.
          (c) The Parties’ obligations set forth in this Section 5.19 are in addition to those set forth in Article VIII hereof, and if this Section 5.19 imposes greater duties on any Party than are imposed under Article VIII, this Section 5.19 will prevail. For the avoidance of doubt, this clause (c) does not in anyway alter or modify the time limitations set forth in Section 8.1(a) or the monetary limitations in Section 8.4.
          Section 5.20 Juarez Transition. Prior to Closing, upon issuance of a purchase order by Purchaser, Seller will use commercially reasonable efforts to produce such additional inventory of the products of the Business currently produced in the Seller’s Juarez, Mexico plant as Purchaser may reasonably estimate is necessary for the transition (the “Juarez Transition”) by Purchaser of the Purchased Assets from Juarez to a Purchaser facility. In the event the Closing occurs prior to ninety (90) days after the date hereof and Purchaser reasonably believes that sufficient inventory related to the foundry operations in Juarez has not been produced for the Juarez Transition, then Seller and Purchaser will negotiate in good faith reasonable accommodations for continuing to produce such inventory; provided, however, that (a) nothing in this provision shall permit the operation of the Business in Juarez to continue for any period after the date ninety (90) days after the date hereof and (b) Purchaser shall be responsible for all Liabilities in respect of such any such accommodation. For the avoidance of doubt, (i) failure to produce the amount of inventory necessary for the transition prior to Closing shall not give rise to any claim that any of the conditions to closing in Article 6 are not satisfied and (ii) compliance with this provision shall be an exception to Section 5.2.
          Section 5.21 Supply Provisions.
          (a) After the Closing, if Seller or any of its Affiliates is obligated to supply products of the Business under any Contract or purchase order or bid to enter into a contract or purchase order that is outstanding as of the Closing Date, then Purchaser agrees to supply such products of the Business on such pricing terms as agreed with the end customer in such Contract, purchase order or bid and on such other terms and conditions as reasonably negotiated and agreed between Purchaser and Seller. The provisions of this Section 5.21(a) will only apply to the extent Seller has notified Purchaser in writing of such situation prior to eighteen (18) months after the Closing Date.
          (b) After the Closing, if Purchaser or any of its Affiliates is obligated to supply products of the Tyco Core Businesses under any Contract or purchase order included in the Purchased Assets or any bid to enter into a contract or purchase order that is outstanding as of the Closing Date, then Purchaser agrees to supply such products of the Tyco Core Businesses on such pricing terms as agreed with the end customer in such Contract, purchase order or bid and on such other terms and conditions as reasonably negotiated and agreed between Purchaser and Seller. The provisions of this Section 5.21(b) will only apply to the extent Purchaser has notified Seller in writing of such situation prior to eighteen (18) months after the Closing Date.

          Section 5.22 Applicable Employee. From the Closing until March 31, 2010, or such earlier date as notified in writing by Purchaser (the “Retention Period”), Seller agrees to continue to retain the Applicable Employee as an employee of Seller or its Affiliates to perform work for and on behalf of Purchaser. Purchaser shall reimburse Seller for any and all costs and expenses incurred by Seller in respect of the Applicable Employee during the Retention Period, including, without limitation, all payroll, apartment lease, pension and other benefits and related costs and expenses in respect of the Applicable Employee as well as for allocations of any other cost related to such Applicable Employee that are consistent with the historical allocation of costs to the Business by Seller related to the Applicable Employee. Except as may be required by applicable Laws, Seller will not increase the terms of the Applicable Employee’s compensation without Purchaser’s prior written consent. Purchaser hereby covenants and agrees for the benefit of Seller and its Affiliates to use commercially reasonable efforts to ensure that persons conducting business or otherwise interacting or having contact with the Applicable Employee are informed and understand that the Applicable Employee has no power or authority to bind, commit or otherwise obligate Seller or any of its Affiliates in respect of any transaction or Liability. Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses arising out of or in connection with: (a) any Assumed Liability (other than Excluded Liabilities) related to the Applicable Employee as if the Applicable Employee was treated as an Asset Selling Entity Business Employee that had accepted his offer of employment by Purchaser as contemplated hereunder, (b) any act or omission (or alleged act or omission) of the Applicable Employee that occurs (or is alleged to have occurred) during the Retention Period, regardless of legal theory, and whether based in tort, contract, strict liability or otherwise, (c) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of the Applicable Employee in respect of his or her employment and based upon facts or circumstances arising during the Retention Period (including, without limitation, any claim of discrimination on any basis, harassment or unlawful termination), except to the extent caused by Seller’s gross negligence or willful misconduct and (d) any and all Losses (including any severance costs) associated with the termination of employment of the Applicable Employee for any reason during or after the expiration of the Retention Period, including any Losses relating to the Applicable Employee’s apartment lease.
ARTICLE VI
CONDITIONS PRECEDENT
          Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of Purchaser and Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser or Seller, as appropriate, at or before the Closing Date, of each of the following conditions:
          (a) Injunctions; Illegality. The consummation of the transactions contemplated hereby shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Authority that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal.

          (b) Antitrust Laws; Similar Laws. Any applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement or other applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.
          (c) Governmental Authorizations. All filings with, and consents and approvals of, the Governmental Entities set forth on Schedule 6.1(c) must have been made or obtained.
          Section 6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:
          (a) Performance. All of the agreements and covenants of Seller to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;
          (b) Representations and Warranties. The representations and warranties of Seller contained in Article III shall be true and correct without regard to any “materiality” or “Material Adverse Effect” qualifiers as of the Closing Date (other than those qualifiers specified on Schedule 6.2(b)) of the Seller Disclosure Letter,) as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect;
          (c) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Material Adverse Effect;
          (d) Certificate. Purchaser shall have received a certificate signed by Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied;
provided, however, that the conditions set forth this Section 6.2 shall not apply to any failure of any representation or warranty to be true and correct arising from or relating to (A) the Parties’ compliance with Section 5.4(d), including Purchaser (x) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, divestiture, license, or disposition of operations, divisions, businesses, product lines or assets or (y) otherwise taking or committing to take actions that limit or could limit Purchaser’s or its Affiliates’ (including, after the Closing, the Conveyed Companies) freedom of action with respect to, or its ability to retain, one or more of their respective operatives, divisions, businesses, product lines or assets, or (B) the application of Antitrust Laws (including any Action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement.
          Section 6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following further conditions:

          (a) Performance. All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;
          (b) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date); and
          (c) Certificate. Seller shall have received a certificate signed by Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.
          Section 6.4 Frustration of Closing Conditions. None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.3.
ARTICLE VII
TAX MATTERS
          Section 7.1 Allocation of Taxes to Seller.
          (a) Seller shall be responsible for and will pay or cause to be paid and will indemnify Purchaser and its Affiliates from and against any and all Taxes relating to any and all of the following (collectively, “Seller’s Taxes”):
     (i) all Taxes imposed on the Conveyed Companies with respect to all taxable periods of the Conveyed Companies that end on or before the Closing Date and all Income Taxes imposed on Seller, the Equity Selling Entities and the Asset Selling Entities;
     (ii) all Income Taxes imposed on the Conveyed Companies under any consolidation, combination, fiscal unity, or similar regime by any U.S. or foreign federal, state or local Tax Law for all taxable periods that end on or before the Closing Date;
     (iii) Seller’s portion of the Taxes for any Straddle Period, as determined under Section 7.3; and
     (iv) Seller’s share of the Transfer Taxes, as determined under Section 7.3.
provided, however, (i) Seller’s Taxes shall not include any Taxes arising as a result of actions taken by any Conveyed Company, Purchaser, or any of their Affiliates with respect to any Conveyed Company or any of the Purchased Assets after the effective time of the Closing, and (ii) Seller’s Taxes shall not include any liability for Taxes to the extent such Taxes are accrued Taxes described in Section 2.4(d).

          (b) The parties hereto acknowledge and agree that (i) in connection with the sale of shares of Tyco Electronics Dulmison (Thailand) Co., Ltd. none of Seller, the applicable Equity Selling Entities, Purchaser or its applicable Affiliate is organized in Thailand and, accordingly, neither Purchaser nor its applicable Affiliate shall be required to withhold Taxes otherwise imposed by Thailand upon the sale of said shares; (ii) in connection with the sale of shares of PT Dulmison Indonesia, and subject to Seller’s providing prior to Closing certificates of residency and statements confirming no permanent establishment in Indonesia of the applicable Equity Selling Entities, neither Purchaser nor its applicable Affiliate shall be required to withhold any Taxes otherwise imposed by Indonesia upon the sale of said shares; and (iii) neither Purchaser nor its applicable Affiliate is required to withhold any Taxes with respect to any other jurisdiction; provided, however, in the event of a receipt of a Tax Authority notice that any Taxes (other than Transfer Taxes) were required to be withheld, such Taxes shall be regarded as Seller’s Taxes.
          Section 7.2 Allocation of Taxes to Purchaser. Purchaser shall be responsible for, will pay or cause to be paid, and will indemnify Seller and its Affiliates from and against any and all Taxes, including Purchaser’s share of the Transfer Taxes, relating to the Conveyed Companies or the Purchased Assets, other than those allocated to Seller pursuant to Sections 7.1 and 7.3.
          Section 7.3 Allocation of Straddle Period Taxes.
          (a) With respect to any taxable period of a Conveyed Company relating to Taxes that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Seller may or may cause one or more of the Conveyed Companies, at its sole option, to elect with any relevant Taxing Authority to close such Straddle Period as of the end of the Closing Date. As a result of such election, Taxes will be allocated to Seller, on the one hand, and Purchaser, on the other hand, pursuant to the provisions of Sections 7.1 and 7.2, respectively.
          (b) In any case where the Straddle Period of a Conveyed Company is not or cannot be closed pursuant to the preceding Section 7.3(a), Seller will be allocated any Income Taxes imposed on the Conveyed Company for the portion of the Straddle Period up to and including the Closing Date. For purposes of this Section 7.3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of the Conveyed Company as of 11:59 p.m. on the Closing Date based upon Tax accounting methods, practices, and procedures last used by such Conveyed Company in preparing its Tax Returns.
          (c) As to any Tax other than an Income Tax or a Transfer Tax for any Straddle Period, Seller will be allocated:
     (i) for any such Tax that is determined based upon specific transactions (including, but not limited to, value added, sales, and use Taxes), all such Taxes applicable to transactions that have been consummated during the period through the end of the Closing Date; and

     (ii) for any such Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any such Tax equal to the full amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
          (d) Other than Transfer Taxes related to the Purchased Assets located in Mexico (which will be borne solely by Purchaser), fifty (50) percent of all Transfer Taxes shall be borne by Seller and the remaining fifty (50) percent of all Transfer Taxes shall be borne by Purchaser.
          Section 7.4 Tax Returns; Payment of Taxes.
          (a) Except as set forth on Schedule 7.4(a) of the Seller Disclosure Letter, Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Companies to, prepare and file, or cause to be prepared and filed, within applicable statutory limits and consistent with prior practice, all Tax Returns of or which include the Conveyed Companies or the Purchased Assets (including any amendments thereto) that are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date. Seller shall, and shall cause the Equity Selling Entities and/or the Conveyed Companies to, pay all Taxes shown on such Tax Returns when due. To the extent that Seller or its Affiliates are required to file Tax Returns with respect to Transfer Taxes, Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Companies to, permit Purchaser to review and comment on the portion of any Tax Returns related to the determination of any Transfer Tax, and Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Companies to, make such revisions to such Tax Returns as are reasonably requested by Purchaser. Purchaser shall pay over to Seller, no fewer than three (3) Business Days prior to the due date of any such Transfer Tax Return, an amount of cash sufficient for the payment of any Taxes shown as due on such Tax Return and for which Purchaser bears responsibility pursuant to Section 7.2 hereof.
          (b) Purchaser shall, and shall cause its Affiliates to, prepare and file, or cause to be prepared and filed, all Tax Returns relating to the Conveyed Companies that are due to be filed (giving effect to any extensions of time to file) after the Closing Date, including Tax Returns for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Period”). In preparing such Tax Returns, Purchaser shall not, and shall cause any of its Affiliates not to, make any changes to any position taken in any prior taxable year (unless required by applicable Law) that would adversely affect Seller or its Affiliates. Purchaser shall, and shall cause its Affiliates to, pay or cause to be paid, all Taxes with respect to such Tax Returns when due. Purchaser shall, and shall cause its Affiliates to permit Seller to review and comment on any Tax Returns of any of the Conveyed Companies that are filed after the Closing Date pursuant to which Seller is responsible for Taxes pursuant to Section 7.1 of this Agreement, and Purchaser shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Seller. Seller shall, and shall cause, as applicable, the Equity Selling Entities and/or the Asset Selling Entities to pay over to Purchaser, no fewer than three (3) Business Days prior to the due date of the applicable Tax Return, an amount of cash sufficient for the payment of any Taxes required to be shown as due on such Tax Return and for which Seller bears responsibility pursuant to Section 7.1 of this Agreement. After Closing, Purchaser shall, and shall cause its Affiliates to, pay or cause to be paid, to Seller, no fewer than three (3) Business Days prior to the due date of the applicable Tax Return, an amount of cash equal to the excess of (i) the estimated Tax payments made by or on behalf of the applicable Conveyed Company on or prior to the Closing Date for the Tax Period to which such Tax Return relates over (ii) the amount of Taxes required to be shown as due on such Tax Return and for which Seller bears responsibility pursuant to Section 7.1 of this Agreement.
          (c) Purchaser agrees that, to the extent able to do so under applicable Law and requested to do so by Seller, Purchaser and any of its relevant Affiliates shall carry back any item of loss, deduction, or credit of the Conveyed Companies or Purchased Assets attributable to any taxable period with respect to which Seller is liable for Taxes pursuant to Section 7.1 hereof; provided, however, that nothing in this Section 7.4(c) or in any other provision of this Agreement shall require Purchaser or any of its relevant Affiliates to carry back any item of loss, deduction, or credit with respect to the Conveyed Companies or Purchased Assets arising from the operation of the Conveyed Companies or the Purchased Assets for periods following the Closing Date.
          (d) Purchaser agrees that, with respect to each Conveyed Company and any successor thereto:
          (i) except as provided in Section 7.7(d), neither Purchaser nor any of its Affiliates nor any successors thereto will file any claim for refund of Taxes in respect of (a) any taxable period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date;
          (ii) Purchaser, its Affiliates, and any successors thereto must make any elections available to them to waive the right to claim in respect of any taxable period ending on or before the Closing Date any carryback with respect to Taxes arising in (a) any taxable period beginning after the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date;
          (iii) Purchaser, its Affiliates, and any successor thereto will refrain from making any affirmative elections to claim (a) in respect of any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date, any carryback in respect of a Tax arising in (x) any period beginning after the Closing Date, or (y) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and
          (iv) Neither Purchaser nor any of its Affiliates nor any successors thereto will file any amended Tax Return in respect of (A) any taxable period ending on or before the Closing Date, or (B) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date absent prior notice to, and written consent from, Seller (which consent shall not be unreasonably withheld).
          Section 7.5 Tax Contests.
          (a) Seller and Purchaser shall provide prompt notice to the other of any pending or threatened Contest of which it becomes aware related to Taxes for any taxable period for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters. If a Party hereto has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under Section 7.6 hereof and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to Section 7.6 hereof shall be reduced by the amount of such detriment.
          (b) Seller or its designee shall have the right to represent a Conveyed Company’s interests in any Contest relating to a Tax matter arising with respect to a Pre-Closing Period to the extent such Contest is in connection with any Taxes for which Seller may be liable pursuant to Section 7.1 hereof, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof.
          (c) Purchaser shall have the right to control the conduct of any Contest relating to a Tax matter of a Conveyed Company arising with respect to a taxable period ending after the Closing Date and of any Contest in respect of which Seller has not elected to represent the interests of a Conveyed Company pursuant to Section 7.5(b); provided, however, that Seller shall have the right, at Seller’s own expense, to consult with Purchaser regarding any such Contest that may affect a Conveyed Company for any Pre-Closing Period or for any portion of a Straddle Period ending on the Closing Date; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Company for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date may only be made with the consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. In the case of a Contest with respect to a Straddle Period, to the extent that Seller unreasonably withholds, delays or conditions consent, Purchaser’s obligation under Section 7.6(c) of this Agreement to indemnify Seller for any Tax with respect to such period shall terminate and Seller shall reimburse Purchaser for the reasonably incurred costs of the Contest. It is understood by the Parties that any disputes arising under this Section 7.5(c), including, but not limited to, disputes regarding consent being unreasonably withheld, delayed or conditioned, shall constitute disputes regarding matters in this Article VII that require the agreement of the Parties within the meaning of Section 7.10 of this Agreement and, therefore, shall be resolved in accordance with Section 7.10 of this Agreement.
          (d) Seller and Purchaser agree, in each case at no cost to the other Party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other Party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.
          (e) Where there is a dispute with a Taxing Authority regarding liability for Tax for a Pre-Closing Period and for which Seller has an indemnification obligation, Purchaser shall, or shall cause the appropriate Conveyed Company to, as the case may be, at the request of the Seller, pay the amount of the disputed Tax to the Taxing Authority, and Purchaser or the Conveyed Company shall be reimbursed by Seller in a manner to be agreed upon by the Parties at such time as Seller makes such request.
          Section 7.6 Indemnification.
          (a) The indemnification provisions set forth in this Section 7.6 are the exclusive remedy for obligations of the Parties arising under this Agreement that relate to Taxes and Article VIII of this Agreement shall not apply to such obligations.
          (b) Seller shall be liable for, and covenants and agrees to indemnify and hold harmless Purchaser and its Affiliates from and against, any and all liabilities incurred by Purchaser or its Affiliates:
     (i) by reason of a breach of the representations contained in Section 3.15 hereof;
     (ii) by reason of a breach by Seller of any covenant contained in Article VII hereof; or
     (iii) for Taxes for which Seller bears responsibility pursuant to Section 7.1 hereof.
     (c) Purchaser shall be liable for, and covenants and agrees to indemnify and hold harmless Seller and its Affiliates from and against, any and all liabilities incurred by any of Seller or its Affiliates:
     (i) by reason of a breach by Purchaser of any covenant contained in Article VII hereof; or
     (ii) for Taxes for which Purchaser bears responsibility pursuant to Section 7.2 of this Agreement.
          (d) If a Party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by another Party (the “Tax Indemnifying Party”) under Section 7.6(b) or 7.6(c) hereof, the Tax Indemnified Party will promptly deliver to the Tax Indemnifying Party a written notice and demand therefor (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority). The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) Business Days after the Tax Indemnified Party receives the Taxing Authority Notice). If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 7.6(e) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercises Contest rights as contemplated by Section 7.5(b), then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accountant or a Final Determination regarding the Tax Claim, as the case may be, and any such indemnification payment will be paid by the Tax Indemnifying Party to the Tax Indemnified Party in the amount determined by the Accountant or in the Final Determination regarding the Tax Claim within thirty (30) days after the date of such determination or Final Determination, as the case may be. In all other cases, the Tax Indemnifying Party will pay the Tax Indemnified Party the amount set forth in the Tax Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Tax Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Tax Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party will deliver to the Tax Indemnifying Party a further Tax Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.
          (e) The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Tax Notice by giving the Tax Indemnified Party, within thirty (30) days following receipt of such Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”). If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.
          (f) The amount of a Tax Claim shall be the amount of Taxes payable by the Tax Indemnified Party net of the present value of any anticipated benefit to the Tax Indemnified Party or any of its Affiliates attributable to any Tax item resulting from the facts underlying such Tax Claim.
          (g) If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party will, in accordance with Section 7.10, jointly request the Accountant to resolve the dispute as promptly as possible.
          (h) Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 7.6(d) hereof will not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

          (i) Each of the Parties, on behalf of itself and its Affiliates, agrees not to bring any actions or proceedings, at law, in equity or otherwise, against any other Party or its Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Article VII, except pursuant to and subject to the express provisions of this Section 7.6.
          Section 7.7 Refunds.
          (a) Purchaser shall, and shall cause its Affiliates to, hold in trust for the benefit of Seller all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for which Purchaser would not be entitled to indemnification pursuant to this Agreement) of any Taxes for which Purchaser would be entitled to indemnification pursuant to this Agreement (“Seller’s Refunds”), and, within five (5) Business Days after receipt by Purchaser or any of its Affiliates of any such Seller’s Refund, Purchaser or its Affiliate, as applicable, shall pay over to Seller the amount of such Seller’s Refund without right of set off or counterclaim. For the avoidance of doubt, Seller’s Refunds include any value added Tax refunds payable to Tyco Electronics Dulmision (Thailand) Co. Ltd for taxable periods (or portions thereof) ending on or before the Closing Date, whether actually paid to Tyco Electronics Dulmision (Thailand) Co. Ltd or credited against its Tax liability for taxable periods (or portions thereof) after the Closing Date.
          (b) Seller shall, and shall cause its Affiliates to, hold in trust for the benefit of Purchaser and its Affiliates all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for which Seller would not entitled to indemnification pursuant to this Agreement) of any Taxes for which Seller would be entitled to indemnification pursuant to this Agreement (“Purchaser’s Refunds”) and, within five (5) Business Days of receipt by Seller or any of its Affiliates of any such Purchaser’s Refund, Seller or and its Affiliate, as applicable, shall pay over to Purchaser the amount of Purchaser’s Refund without right of set off or counterclaim.
          (c) Upon the request of Seller, Purchaser will file, or cause a Conveyed Company or its Affiliate to file, claims for Seller’s Refunds, in such form as Seller may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Purchaser or its Affiliates. Seller will have the sole right to prosecute any claims for Seller’s Refunds (by suit or otherwise) at Seller’s expense and with counsel of Seller’s choice. Purchaser will cooperate, and cause the appropriate Conveyed Company or Affiliate to cooperate, fully, at Seller’s expense, with Seller and its counsel in connection therewith.
          (d) Upon the request of Purchaser, Seller shall and shall cause its Affiliates to file, claims for Purchaser’s Refunds, in such form as Purchaser may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Seller or its Affiliates. Purchaser will have the sole right to prosecute any claims for Purchaser’s Refunds (by suit or otherwise) at Purchaser’s expense and with counsel of Purchaser’s choice. Seller will cooperate, and cause its Affiliates to cooperate, fully, at Purchaser’s expense, with Purchaser and its counsel in connection therewith.

          (e) Except as provided in Sections 7.7(a) and 7.7(b) hereof, any refunds of Taxes other than Seller’s Refunds and Purchaser’s Refunds will be the property of the payee of such refunds and no other Party nor any of its Affiliates will have any right to such refunds.
          (f) To the extent reasonably requested by Seller, and within (30) days of such request, Purchaser and its Affiliates shall grant to Seller appropriate powers of attorney as may reasonably be necessary to prosecute or defend its rights hereunder.
          Section 7.8 Assistance and Cooperation. After the Closing Date, Seller and Purchaser shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Companies and the Purchased Assets, including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed and (v) Purchaser’s filing of an election under Section 338(g) of the Code with respect to a Conveyed Company. Such cooperation shall include making all information and documents in their possession related to the Business available to the other, as provided in Section 7.9 hereof. Seller and Purchaser also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes. Any information or documents provided under this Section 7.8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.
          Section 7.9 Tax Records. Tax records (“Tax Records”) in possession of Seller (other than those included in the Excluded Assets) and/or the Equity Selling Entities relating to the Conveyed Companies shall be transferred to Purchaser. Seller shall endeavor to transfer all records relating to the business operations of the Conveyed Companies, excluding backup tapes, (“Business Records”). Seller may make and retain copies of such Tax Records and Business Records. Seller, Purchaser, and their respective Affiliates shall make available to each other (at no cost to the requesting Party) for inspection and copying during normal business hours upon reasonable notice all Tax Records and Business Records in their possession relating to the Conveyed Companies and the Purchased Assets to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, resolution of items under this Article VII, or other audits, disputes or litigation. Seller, Purchaser, and their respective Affiliates shall preserve and keep such Tax Records and Business Records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period of not less than ten (10) years after the Closing Date.
          Section 7.10 Dispute Resolution. If Seller and Purchaser fail to agree on the resolution of any of the matters in this Article VII that require the agreement of the Parties or otherwise disagree about the proper interpretation or operation of any provision of this Article VII, then such matter shall be referred to the Accountant for binding arbitration. Seller and Purchaser shall deliver to the Accountant copies of any schedules or documentation that may reasonably be required by the Accountant to make its determination. Each of Purchaser and Seller shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days of the referral of such matter for binding arbitration. Seller or Purchaser, as the case may be, shall pay to the other Party the amount determined by the Accountant within ten (10) days of the date on which the Accountant makes its determination. Notwithstanding any provision of this Section 7.10, the Accountant may, at its sole discretion, amend the procedures contained herein. The determination of the Accountant shall be final and binding on all Parties. The costs incurred in retaining the Accountant shall be shared equally, fifty percent (50%) by the Seller and fifty percent (50%) by Purchaser.
          Section 7.11 Payment. All amounts required to be paid to a Party under this Article VII shall be paid in Dollars and translated from local currency at the spot rate. If a Party (the “Payor”) fails to make a payment due and owing under this Article VII to the other Party or any of its Affiliates (the “Payee”) within thirty (30) days of the date prescribed by this Article VII, the Payor will pay to the Payee interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum.
          Section 7.12 Termination of Tax Allocation Agreements. Immediately prior to the close of business on the Closing Date, (i) all Tax allocation or sharing agreements or arrangements existing between any of the Seller and the Equity Selling Entities, on the one hand, and any of the Conveyed Companies, on the other hand, shall be terminated; and (ii) amounts due under such agreements or arrangements shall be settled as of the Closing Date in such manner as Seller shall determine (including capitalization or distribution of amounts due or receivable under such agreements or arrangements). Upon such termination and settlement, no further payments by or to the Conveyed Companies with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Conveyed Companies and others shall cease at such time.
          Section 7.13 Adjustment. All amounts paid, or caused to be paid, by one Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 7.11 hereof, but including amounts payable under Article VIII hereof) shall be treated by the Parties as an adjustment to the Gross Asset Purchase Price or Gross Equity Purchase Price, as applicable, to the extent permitted by Law.
          Section 7.14 Survival of Representations and Warranties Relating to Taxes. The respective representations and warranties of Seller contained in Section 3.15 (Taxes) shall survive until thirty (30) days after the expiration of the applicable statute of limitations.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
          Section 8.1 Survival of Representations and Warranties.
          (a) The respective representations and warranties of Seller and Purchaser contained in Articles III and IV (other than Section 3.15 relating to Taxes which is addressed by

Article VII exclusively) shall survive the date hereof until the date that is eighteen (18) months from the Closing Date, except that the following representations and warranties shall survive until thirty (30) days after the expiration of the relevant statute of limitations: Section 3.1 (Organization and Qualification), Section 3.3(b) (Capital Structure) and the first sentence of Section 3.20 (Title).
          (b) Neither Seller nor Purchaser shall have any liability whatsoever with respect to any representation and warranty unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
          Section 8.2 Indemnification by Seller. Subject to the limitations set forth in this Article VIII, including Section 8.6 hereof, after the Closing, Seller agrees to defend and indemnify Purchaser, its Affiliates and each of their respective officers and directors (the "Purchaser Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of: (a) any failure of any representation or warranty made by Seller contained in Article III (other than Section 3.15 relating to Taxes, which is addressed by Article VII exclusively) to be true and correct on and as of the Closing Date; (b) any breach of any covenant or agreement by Seller contained in this Agreement (other than covenants contained in Article VII, which are addressed by Article VII exclusively); and (c) any Retained Liability.
          Section 8.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, including Section 8.6 hereof, after the Closing, Purchaser agrees to defend and indemnify Seller and its Affiliates and each of their respective officers and directors (“Seller Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of: (a) any failure of any representation or warranty made by Purchaser contained in Article IV to be true and correct on and as of the Closing Date; (b) any breach of any covenant or agreement by Purchaser contained in this Agreement (other than covenants contained in Article VII which are addressed by Article VII exclusively); (c) any Assumed Liability or any Liability of a Conveyed Company (except for any Liability that is a Retained Liability); (d) operation of the Business or use of the Purchased Assets by Purchaser, its Affiliates, the Conveyed Companies, or any of their respective successors or assigns from and after the Closing Date; and (e) any Parent Guarantee that remains outstanding after the Closing.
          Section 8.4 Limitation on Indemnification, Mitigation.
          (a) Liability of the Seller. Notwithstanding anything to the contrary in this Agreement:
     (i) The Seller’s maximum aggregate amount of indemnifiable Losses which may be recovered by Purchaser Indemnitees for indemnification pursuant to Section 8.2(a) will not exceed $2,400,000.00, except for Losses resulting from a failure of any representation or warranty made by Seller in Section 3.21 (“Identified Losses”), for which Seller’s maximum aggregate amount of indemnifiable Losses shall not exceed 8,000,000.

     (ii) The Seller’s maximum aggregate amount of indemnifiable Losses which may be recovered by Purchaser Indemnitees for indemnification pursuant to Sections 8.2(a) and 8.2(b) together will not exceed $16,000,000.00.
     (iii) Seller shall not be liable for any claim for indemnification pursuant to Section 8.2(a) (A) other than for Identified Losses, for any individual item where the Loss relating thereto is less than $10,000 (the “Per-Claim Deductible”), and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than the Per-Claim Deductible, unless and until the aggregate amount of all such indemnifiable Losses which may be recovered from Seller equals or exceeds $320,000.00 (the “Threshold”), in which case Seller shall be liable only for the amount of the Losses that exceed $160,000.00 (the “Deductible”), provided, that the Deductible shall not apply to any Identified Losses once the Threshold is met.
     (iv) Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.
     (v) Notwithstanding any provision in this Agreement, in the event of a claim for breach of Section 3.9, the parties hereto agree that any remediation shall be required to meet standards applicable to industrial property as of the Closing Date; remediation to subsequently enacted standards or to standards more stringent than those applicable to industrial uses shall not be required but may be pursued at Purchaser’s sole expense at Purchaser’s request.
          (b) Liability of Purchaser. Notwithstanding anything to the contrary in this Agreement:
     (i) Purchaser’s maximum aggregate amount of indemnifiable Losses which may be recovered by Seller Indemnitees for indemnification pursuant to Section 8.3(a) will not exceed $2,400,000.00.
     (ii) Purchaser’s maximum aggregate amount of indemnifiable Losses which may be recovered by Seller Indemnitees for indemnification pursuant to Sections 8.3(a) and 8.3(b) together will not exceed $16,000,000.00.
     (iii) Purchaser shall not be liable for any claim for indemnification pursuant to Section 8.3(a) (A) for any individual item where the Loss relating thereto is less than the Per-Claim Deductible, and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than the Per-Claim Deductible, unless and until the aggregate amount of all such indemnifiable Losses which may be recovered from Purchaser, equals or exceeds the Threshold, in which case Purchaser shall be liable only for the amount of the Losses that exceed the Deductible.
     (iv) Seller shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.
          Section 8.5 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 8.2 or 8.3 shall be net of (i) any accruals or reserves included in the determination of the Closing Date Working Capital, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named in clauses (ii) and (iii), a “Collateral Source”), and (iv) an amount equal to the present value of any anticipated Tax benefit attributable to such Loss. The Indemnifying Party, following its payment of the applicable indemnification amount pursuant to this Agreement, may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment. Notwithstanding anything herein to the contrary, in no event shall “Losses” be calculated based upon any multiple of lost earnings or other similar methodology used to value the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Companies or based on the financial performance or results of operations of the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Companies.
          Section 8.6 Indemnification Procedure.
          (a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Article VIII (an “Indemnified Party”), including any claim by a third party described in Section 8.7, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall:
     (i) state that the Indemnified Party has paid or anticipates it will incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and
     (ii) specify in reasonable detail (and have annexed thereto any supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure of an Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.
          (b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the forty-five (45) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 10.10.
          (c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b) and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.6(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any of the Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.
          Section 8.7 Third-Party Claims.
          (a) If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing reasonably acceptable to the Indemnified Party, any third party claim, action, suit or proceeding (a “Third-Party Claim”) provided that it gives notice within thirty (30) days of its receipt of notice from the Indemnified Party, of its intent to do so. Failure to give notice shall give the Indemnified Party the sole right to conduct and control such Third-Party Claim. If the Indemnifying Party elects to control a Third Party Claim in accordance with this Section 8.7, the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and shall not enter into any such compromise or agreement that does not include a full release of the Indemnified Party from all liability in connection with the portion of that Third Party Claim that is indemnifiable hereunder, unless the Indemnified Party consents thereto in its sole discretion.

          (b) No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.
          (c) The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.
          Section 8.8 Sole Remedy/Waiver. The Parties acknowledge and agree that, in the event that the Closing occurs:
          (a) the sole and exclusive remedy of any Purchaser Indemnitee with respect to any and all Losses arising in connection with the representations, warranties and covenants set forth in this Agreement will be pursuant to the indemnification obligations set forth in Section 7.6 and Section 8.2; and
          (b) the sole and exclusive remedy of any Seller Indemnitee with respect to any and all Losses arising in connection with the representations, warranties and covenants set forth in this Agreement will be pursuant to the indemnification obligations set forth in Section 7.6 and Section 8.3.
In furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller or any of its Affiliates or Representatives, any member of the board of directors of any Conveyed Company, or Purchaser or any of its Affiliates or Representatives, as the case may be, arising under or based upon any Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common law or otherwise) for any misrepresentation or breach of the warranties or covenants contained in this Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 8.8 shall not apply to claims for fraud or intentional misrepresentation.
          Section 8.9 Other Limitations. No claim for misrepresentation or breach of warranty shall be made by any Purchaser Indemnitee if the facts constituting the misrepresentation or breach of warranty were actually known by any of the persons set forth on Schedule 8.9 of the Seller Disclosure Letter. No claim for misrepresentation or breach of warranty shall be made by any Seller Indemnitee if the facts constituting the misrepresentation or breach of warranty were actually known by any of the persons set forth on Schedule 1.4(a) of the Seller Disclosure Letter.
ARTICLE IX
TERMINATION
          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by written agreement of Purchaser and Seller;
          (b) by either Purchaser or Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to April 22, 2010 (the “End Date”) (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);
          (c) by either Purchaser or Seller if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
          (d) by Purchaser if any of the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(b) or if Seller has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.2(a), and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Seller; or
          (e) by Seller if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(b) or if Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.3(a), and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Purchaser.
          Section 9.2 Effect of Termination.
          (a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers or employees except for the obligations of the Parties contained in this Section 9.2 and in Section 5.1 (“Information and Documents”), Section 5.17 (“Confidentiality”), Section 10.1 (“Notices”), Section 10.4 (“Entire Agreement”), Section 10.6 (“Public Disclosure”), Section 10.7 (“Return of

Information”), Section 10.8 (“Expenses”) and Section 10.10 (“Governing Law; Jurisdiction; Waiver of Jury Trial; Limitation of Liability”) and except that nothing herein will relieve any Party from Liability for any willful and intentional breach of any covenant or any representation and warranty set forth in this Agreement prior to such termination.
          (b) If this Agreement is terminated in accordance with Section 9.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to solicit any Business Employees to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the date of such termination.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Notices. Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:
To Seller:
Tyco Electronics Ltd.
1050 Westlakes Drive
Berwyn, Pennsylvania 19312
Attn: General Counsel
Facsimile: +1 (610) 893-9602
and
Tyco Electronics Ltd.
21 Lowder Street
Dedham, Massachusetts 02026
Attn: Jeanne Quirk
Facsimile: +1 (617) 848-0630
with a copy (which shall not constitute notice) to:
Baker & McKenzie LLP
2 Embarcadero Center, 11th Floor
San Francisco, California 94111
Attn: Shane M. Byrne
Facsimile: +1 (415) 576-3099

To Purchaser:
Preformed Line Products Co.
660 Beta Drive
Mayfield Village, Ohio 44143
Attn: General Counsel
Facsimile: +1(440) 473-9162
with a copy (which shall not constitute notice) to:
Baker & Hostetler
3200 National City Center
Cleveland, Ohio 44114-3485
Attn: Robert Weible
Facsimile: +1 (216) 696-0740
          Section 10.2 Amendment; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          Section 10.3 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, provided, that Purchaser may assign its rights and obligations hereunder to any wholly-owned subsidiary of Purchaser without the consent of the Seller if Purchaser shall continue to be liable for all such obligations.
          Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits and the Seller Disclosure Letter) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein if this Agreement is terminated in accordance with Section 9.1 and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.
          Section 10.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their successors or permitted assigns any rights or remedies under or by reason of this Agreement; provided, however, that the Conveyed Company Covered Persons shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.12 and any Affiliates of Seller that have provided Parent Guarantees shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.13.

          Section 10.6 Public Disclosure. Notwithstanding anything herein to the contrary, each of Purchaser and Seller agrees that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of such Party is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.
          Section 10.7 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller or certify to the destruction of, all books and records furnished by Seller, any other Seller Entity, any Conveyed Company or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.
          Section 10.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.
          Section 10.9 Schedules. The disclosure of any matter in any Schedule of the Seller Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement.
          Section 10.10 Governing Law; Waiver of Jury Trial; Limitation of Liability.
          (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law principles of such state.
          (b) EACH OF PURCHASER AND SELLER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND SELLER (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).
          (c) The Parties agree that the prevailing party or parties, as the case may be, in any Action shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party. For purposes of this Section 10.10(d), each of the “prevailing party” and the “non-prevailing party” in any Action shall be the party designated as such by the court or other appropriate official presiding over such Action, such determination to be made as a part of the judgment rendered thereby..
          (d) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS PROVISION SHALL AFFECT ANY PARTY’S OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO TAXES.
          Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
          Section 10.12 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
          Section 10.13 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
          Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, so long as the continued enforceability of the other provisions would not produce an inequitable result. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, so long as the continued enforceability of those other provisions would not produce an inequitable result.
          Section 10.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
          IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

TYCO ELECTRONICS GROUP S.A.
By:	/s/ Terrance Curtin
	Name:	Terrence Curtin
	Title:	Executive Vice President and Chief Financial Officer

PREFORMED LINE PRODUCTS COMPANY
By:	/s/ Robert G. Ruhlman
	Name:	Robert G. Ruhlman
	Title:	Chief Executive Officer and President